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CINEMARK
CINEMARK
XD
Extreme
Digital
Cinema

Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

May 23, 2019, 9:00 A.M. CDT

CINEMARK®
CENTURY THEATRES CinéArts Tinseltown rave cinemas

LETTER TO OUR STOCKHOLDERS

Dear Fellow Stockholders:

On behalf of the Board of Directors (the “Board”), I would like to invite you to the 2019 annual meeting of stockholders (the “Annual Meeting”) of Cinemark Holdings, Inc. (the “Company”) to be held at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093 on May 23, 2019 at 9:00 a.m. CDT. The accompanying formal notice and proxy statement set forth the details regarding admission and the business to be conducted at the Annual Meeting.

The North-American movie exhibition industry achieved an all-time high box office of $11.9 billion in 2018, an increase of 6.9% over 2017. For the ninth time out of the past ten years, we outperformed the North American industry box office with 7.7% domestic box office growth and a 6.3% increase in attendance. The strength of the film content coupled with our consistent execution of our strategic initiatives led to our fourth consecutive year of all-time highs, including records in all revenue categories and $3.2 billion in worldwide revenues.

During 2018, we served more than 280 million guests worldwide and expanded our footprint through new builds and acquisitions for a total of more than 6,000 screens across our global footprint spanning 16 countries. Our domestic subscription program, Movie Club, achieved more than 530,000 members, which was 250% more than our initial one-year goal and represented nearly 1,600 members per theatre. Additionally, we increased our recliner penetration from 45% to more than 55% of our domestic circuit, the highest among the major exhibitors.

The focus of the executive team has always been to drive stockholder value and to increase the return on your investment in the Company. In that spirit, we increased our cash dividend by $0.08 annually in the fourth quarter of 2018, thus growing our cash dividend by 36% cumulatively and distributing more than $640 million to our stockholders, over the past five years.

The Board, the management team and I would like to thank you for choosing to invest in Cinemark and extend a warm invitation to attend the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, I urge you to please cast your vote as soon as possible via the Internet, telephone or mail.

Warm regards,

Mark Zoradi

Chief Executive Officer

CINEMARK HOLDINGS, INC.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

NOTICE OF 2019 ANNUAL MEETING AND PROXY STATEMENT

April 8, 2019

Dear Stockholders:

Notice is hereby given that the Annual Meeting of the Company will be held on May 23, 2019 at 9:00 a.m. CDT at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.	To elect three Class III directors to serve for three years on our Board;
2.	To ratify the appointment of Deloitte as our independent registered public accounting firm for 2019;
3.	To hold the annual, non-binding, advisory vote on our executive compensation program; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote and submit your proxy in advance of the Annual Meeting. You can vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form. To vote via the Internet or telephone, follow the instructions included in the proxy card or the voting instruction form. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Cavalier
Executive Vice President — General Counsel and Secretary

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) as filed with the SEC on February 28, 2019 for Cinemark Holdings, Inc. (the “Company”, “Cinemark”, “we” or “us”). You should carefully read the entire proxy statement and the Company’s 2018 Form 10-K before voting.

ANNUAL MEETING INFORMATION

Date and Time: Thursday, May 23, 2019 at 9:00 a.m. CDT	Location: Cinemark West Plano Theatre 3800 Dallas Parkway Plano, TX 75093	Record Date: March 28, 2019	Proxy Mail Date: On or about April 8, 2019

HOW TO VOTE

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible by following the instructions on your proxy card or voting instruction form. You can vote by one of the following methods. Please refer to the section ‘Questions and Answers About the Annual Meeting and Voting’ beginning on page 58 for detailed voting instructions.

Internet	Telephone	Mail	In Person

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Description	Board Voting Recommendations	Page Reference
Item 1	Election of three Class III directors to serve for three years on our Board	✓ FOR each director nominee	11
Item 2	Ratification of the appointment of Deloitte as our independent registered public accounting firm for 2019	✓ FOR	27
Item 3	Annual, non-binding, advisory vote on our executive compensation program	✓ FOR	27

Item 1. Election of Three Class III Directors

The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Experience	Independent	Committee Memberships
Benjamin Chereskin	60	2004	President, Profile Capital Management	Leadership, Consumer Products, Finance, Technology, Strategy, Governance	Yes	CC; SP (Chair)
Lee Roy Mitchell	82	1987	Founder; Chairman of the Board	Leadership, Finance, Strategy, Industry Expertise	No	NV (Chair)
Raymond Syufy	56	2006	CEO, Syufy Enterprises	Real Estate, Retail Business, Finance, Leadership, Industry Expertise, Strategy	No	SP; NV

CC: Compensation Committee   NV: New Ventures Committee   SP: Strategic Long-Range Planning Committee

CORPORATE GOVERNANCE HIGHLIGHTS

Item 2. Ratification of the Appointment of Deloitte

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte & Touche LLP (collectively, “Deloitte”) as the Company’s independent registered public accounting firm for 2019. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

We paid the following fees (in thousands) to Deloitte for professional services rendered by them during 2018 and 2017, respectively:

Fees	2018	2017
Audit	$1,837.2	$1,781.0
Audit Related	$10.4	$10.4
Tax(1)	$66.4	$145.5
Other	$-	$-
Total	$1,914.0	$1,936.9

(1)    Fees primarily include transfer pricing studies and tax compliance services.

Item 3. Non-binding, Advisory Vote on Executive Compensation

The Company annually requests a non-binding advisory vote from our stockholders on the compensation paid to our named executive officers (the “NEOs”), for and during the prior year. We have consistently received high stockholder approval for our executive compensation program primarily due to its strong alignment with Company financial performance. At the 2018 annual meeting, approximately 95% of our stockholders present, either in person or via proxy, and voting approved our executive compensation for 2017.

2018 BUSINESS PERFORMANCE HIGHLIGHTS

Our Vision and its Execution

Our key objective is to deliver competitive returns on capital invested by the Company. We achieve this objective by implementing our vision of shaping the motion picture industry and being recognized as the most influential out-of-home entertainment network in the world. We also focus on our core values of integrity, trust and servant leadership. During 2018, we executed our vision by launching and making significant progress on many strategic initiatives that will benefit the Company over the long-term. We accomplished the following in 2018:

•	Served more than 280 million guests worldwide

•	Launched in December 2017, grew our U.S. subscription program, Movie Club, to more than 530,000 members, representing nearly 1,600 members per theatre and more than 2.5x our initial one-year goal

•	Increased recliner penetration from 45% to more than 55% of our domestic circuit - the highest recliner penetration of the major exhibitors

•	Launched a new XD campaign and continued to grow our XD market share generating approximately 9% of our worldwide box office from only 4% of worldwide XD screens

•	Increased domestic food and beverage revenue by more than $100 million, the highest one-year growth in our history and achieving 12 consecutive years of domestic per cap growth

•	Launched our own CNK Brazil e-commerce platform and implemented e-commerce platforms in Colombia, Peru and Bolivia

•	Expanded our worldwide footprint, through new builds and acquisitions, exceeding 6,000+ screens

•	Opened our first virtual reality experience at our West Plano theatre.

Additionally, over the past five years, we have grown Cinemark’s cash dividend by 36% (inclusive of the 2018 fourth quarter increase) and distributed more than $640 million to our stockholders. This demonstrates our commitment to return capital to our stockholders while continuing to invest in strategic initiatives to position our Company for long-term success. Below is our annual cash dividend paid per share of Common Stock over the past five years:

Year	Annualized Cash Dividend Per Share
2014	$1.00
2015	$1.00
2016	$1.08
2017	$1.16
2018	$1.28

Operational and Financial Results

Company Performance Year-Over-Year:

We delivered worldwide records for the fourth consecutive year in many of our key performance categories in 2018. We achieved these record results through disciplined execution of our strategic initiatives focused on creating an extraordinary guest experience, coupled with outstanding film content from our studio partners.

The North American industry box office grew by 6.9% to reach an all-time high of $11.9 billion, bolstered by a sizeable increase in year-over-year attendance. Cinemark’s domestic box-office over-indexed the North American industry box office by 80 basis points, growing 7.7%, for the full-year 2018. This follows our industry outperformance in nine out of the past ten years with the prior three years outperforming by 90, 100 and 200 basis points respectively. We also reported the fourth consecutive year of all-time highs, including records in all of our revenue categories, that collectively delivered total worldwide revenue of more than $3.2 billion and exceeded the $3 billion mark for the first time. We accomplished these results in spite of a decline in international attendance and revenues which were adversely impacted by a Hollywood film slate with weaker consumer appeal to Latin audiences, challenging economic and political environments in certain countries in which we operate, and the impact of foreign currency exchange rates.

As compared to 2017, our worldwide performance in 2018 for key financial metrics were as follows:

Key Financial Metric	2018 (in millions)	2017 (in millions)	% Change
Attendance	282.1	277.0	1.8%
Revenue
Admissions	$1,834.2	$1,795.0	2.2%
Concessions	$1,108.8	$1,038.8	6.7%
Total	$3,221.8	$2,991.6	7.7%
Net Income*	$213.8	$264.2	(19%)
Adjusted EBITDA**	$781.5	$723.8	8.0%

*Net income attributable to the Company, or Net Income, for 2018 included $19.2 million of non-cash tax expense associated with true-ups to 2017’s provisional tax reform calculations, as well as recently issued tax guidance that modified the treatment of foreign tax credit utilization and resulted in an increased valuation allowance for the Company. Additionally, net income for 2017 included a $45 million tax benefit driven by a reduction of net deferred income tax liabilities as a result of the 2017 tax reform legislation that went into effect during December 2017.

**Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of Net Income to Adjusted EBITDA is provided in footnote 19 to the Company’s 2018 Form 10-K.

Company Performance Over the 5-Year Period:

The following tabular and graphical presentations below demonstrate our growth in certain key performance metrics over the past five years.

Year	Revenue	Net Income Attributable to Cinemark Holdings, Inc.	Adjusted EBITDA
2014	$2,627.0	$192.6	$615.7
2015	$2,852.6	$216.9	$682.8
2016	$2,918.8	$255.1	$706.1
2017	$2,991.6	$264.2	$723.8
2018	$3,221.8	$213.8	$781.5

* See footnote 19 to the Company’s 2018 Form 10-K for reconciliation of Net Income to Adjusted EBITDA.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Board monitors emerging best practices in executive compensation to incorporate them into our compensation program and enhance value for our stockholders. Through our commitment to strong governance, the Board has implemented the following compensation “best practices.”

What We Do	What We Do Not Do
✓ Provide a competitive base salary	× Reward imprudent risk-taking
✓ Utilize performance-based component as a significant portion of total compensation	× Provide “single trigger” provisions in our employment agreements for change-in-control
✓ Overlap performance periods and cap incentive opportunities	× Provide excise tax gross-ups for change-in-control payments
✓ Balance mix of pay components	× Offer deferred compensation
✓ Align management and stockholder interests through stock ownership guidelines	× Agree to golden parachutes
✓ Prohibit executives from engaging in hedging transactions or pledging Cinemark stock	× Offer pension benefits
✓ Provide double-trigger for change-in-control	× Provide excessive perks

Our Approach to Executive Compensation

We believe in taking a holistic view of pay and performance. While formulating an effective pay strategy, the Compensation Committee ensures that there is appropriate alignment with Company performance, overall business strategy and culture. The three principal tenets of our executive compensation program are: Retention, Performance and Balance.

The Compensation Committee ensures that the three tenets are appropriately represented in our compensation program by taking into consideration the following:

✓	Key drivers of sustainable performance

✓	Viewing value creation over multiple overlapping timeframes

✓	Considering total compensation as one package rather than viewing each component independently

✓	Balancing stockholder expectations by discouraging undue risk-taking and motivating executives to drive the right behaviors

✓	Industry comparables

Highlights of 2018 Executive Compensation

Although our compensation program has consistently received a high-level of support from our stockholders (approximately 95% say-on-pay vote result in 2017), in 2018, the Compensation Committee made certain calibrations to an already robust compensation structure to more closely align with the tenets of the program.

Base Salary: designed to attract and retain key talent

The Compensation Committee adjusted the base salaries of the NEOs to better align with market and to address evolving roles of certain executives. Mr. Gamble’s base salary had a higher adjustment than the other NEOs to reflect his additional responsibilities upon being appointed as our Chief Operating Officer (“COO”) in January 2018. The change in base salaries for 2018 were as follows:

Name	Change from 2017
Lee Roy Mitchell	Up by 1.7%
Mark Zoradi	Up by 5.3%
Sean Gamble	Up by 14.3%
Michael Cavalier	Up by 5.0%
Valmir Fernandes	Up by 3.3%

Cash Bonus: designed to align with Company’s performance over the short-term

In 2018, the Compensation Committee calibrated the cash bonus program to enhance alignment of payout with performance. The adjustments were as follows:

a. Increased the budgeted Adjusted EBITDA target for maximum payout for all non-CEO NEOs to 110% from 108%. Mr. Zoradi’s payout has been at 110% of target since 2017. The Compensation Committee determined that raising the bar for the NEOs, as drivers of the Company’s strategy and its execution, is consistent with our compensation philosophy of pay-for-performance.

b. Tied a portion of the cash bonus payout to the Annual Business Objectives ratings (“ABO”) of the individual for the year. Composite ABO scores rate the individual’s performance against the Company’s strategic objectives and goals for the year. The ABO score is applicable to all bonus-eligible employees, including the NEOs. Based on the ABO score of the individual, a discretionary modifier up to a maximum of (+/-)15 percentage points will be applied to adjust the cash bonus payout calculation (“ABO modifier”). However, maximum bonus payout (Adjusted EBITDA-based + ABO modifier) cannot exceed 165% of the individual’s target bonus opportunity.

Adding the individual ABO as a modifier to the Adjusted EBITDA-based payout enhances the level of individual accountability while continuing to maintain a “one team” culture. Also, the individual performance modifier facilitates greater differentiation thereby strengthening our compensation program’s pay-for-performance linkage.

c. Raised the target cash bonus opportunity for Messrs. Gamble and Cavalier to 90% from 85% of their respective base salary given their evolving roles and responsibilities in the Company and to align with industry peers.

Long-term Equity Awards: designed to retain talent and align with Company’s long-term performance

The Compensation Committee made the following changes from 2017 to incentivize performance of the NEOs over the long-term:
a. Shifted the split of performance-based and time-based equity awards, at target, for all non-CEO NEOs to 60% performance-based and 40% time-based from the 50%/50% split in prior years.

b. Increased the target value of long-term equity incentive compensation for Mr. Zoradi to 250% from 225%, for Mr. Gamble to 175% from 150% and for Mr. Cavalier to 150% from 135% of their respective base salary.

Summary of 2018 Compensation

The charts below provide a summary of the compensation of the CEO and the non-CEO NEOs for 2018, including a comparison of their 2018 compensation with that of 2017.

CEO Compensation	2018 Compensation	Change from 2017
Base Salary:	$ 1,000,000	Up by 5.3%
Cash Bonus:	Target cash bonus as percentage of base salary was 100%	No change
	Threshold goal = 90% of target Adjusted EBITDA and maximum goal = 110% of target	No change
	Threshold payout = 50% of target and maximum payout = 150% of target	No change
	ABO Modifier – adjusts calculated bonus payout (+/-)15% based on individual performance	New in 2018
Equity Awards:	250% of Base Salary; 75% performance-based 25% time-based	Up from 225% No change No change

For the non-CEO NEOs, the change in compensation for 2018 were as follows:

Non-CEO NEO Compensation	2018 Compensation	Change from 2017
Base Salary:
Lee Roy Mitchell	$ 975,000	Up by 1.7%
Sean Gamble	$ 600,000	Up by 14.3%
Michael Cavalier	$ 525,000	Up by 5.0%
Valmir Fernandes	$ 525,000	Up by 3.3%
Cash Bonus:

Target cash bonus as percentage of base salary was

100% for Mr. Mitchell

90% for Mr. Gamble

90% for Mr. Cavalier

85% for Mr. Fernandes

Threshold goal = 90% of target Adjusted EBITDA and maximum goal = 110% of target

Threshold payout = 50% of target and maximum payout = 150% of target

ABO Modifier – adjusts calculated bonus payout (+/-)15% based on individual performance

No change Up from 85% Up from 85% No change No change in threshold, but maximum goal increased from 108% of target No change New in 2018

Non-CEO NEO Compensation	2018 Compensation	Change from 2017
Equity Awards:

Mr. Mitchell does not receive any equity awards. Target value of long-term equity as percentage of base salary was

175% for Mr. Gamble

150% for Mr. Cavalier

125% for Mr. Fernandes

Equity mix for Messrs. Gamble, Cavalier and Fernandes

60% performance-based

40% time-based

No change Up from 150% Up from 135% No change Shifted from 50%/50% split

Compensation Mix: appropriately balanced between fixed (base salary and benefits) and variable components (cash bonus and long-term equity incentive awards) to reward and motivate performance without encouraging undue risk-taking

The presentations below illustrate the mix of the variable and fixed components of compensation as a percentage of target total compensation. Mr. Zoradi is presented individually while Messrs. Gamble, Cavalier and Fernandes are presented as a group. Since Mr. Mitchell does not receive any equity grant on an annual basis due to his substantial ownership in the Company, he has not been included in the non-CEO NEO group. His compensation is 49% each of base salary and target cash bonus and 1% benefits.

NEO	Variable	Fixed

CEO	76%	24%

Non-CEO NEO group	67%	33%

GENERAL INFORMATION

Solicitation of Proxies

The Board is soliciting proxies in connection with the Annual Meeting (and any adjournment thereof) to be held on May 23, 2019 at 9 a.m. CDT at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is April 8, 2019.

Shares Outstanding and Voting Rights

As of the Record Date, 117,019,540 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

ITEM ONE — ELECTION OF DIRECTORS

Composition of the Board

Our Board is currently comprised of 10 members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Certificate of Incorporation. Our Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III. The members of each class are elected to serve a three-year term, with the term of office of each class ending in successive years.

Director Qualifications

The qualifications for Board membership are set forth in our Fourth Amended and Restated Corporate Governance Guidelines (“Corporate Governance Guidelines”). All candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;
•	broad training and experience at the policy-making level in business, government, education, or technology;
•	expertise that is beneficial to the Company and complementary to the background and experience of other Board members;
•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;
•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and
•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board which is responsible for nominating members to the Board, does not assign specific weight to any particular factor when evaluating candidates for potential Board nominations. The Board, in selecting members, takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business.

Board Diversity

The Board has not adopted a formal diversity policy. Pursuant to the Corporate Governance Guidelines, the Board broadly construes diversity to mean diverse background, education, skills, age and expertise. Our Board is comprised of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the interests of our stockholders. The directors complement each other in their mix of skills by bringing to the Board expertise and experience on the entertainment industry, capital markets, cybersecurity, technology, financial management, strategic planning and corporate governance.

The following chart summarizes the core competencies of each director.

Skill/Experience Matrix
Experience	Director

Financial Literacy	✓	✓	✓		✓	✓	✓		✓	✓

Financial Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Accounting and Financial Oversight/Enterprise Risk Management	✓		✓		✓		✓		✓	✓

Corporate Governance		✓	✓		✓		✓		✓

CEO Positions Held	✓			✓			✓	✓	✓	✓

Non-CEO Executive Positions		✓	✓		✓	✓

Film, Media and Entertainment Industry	✓			✓		✓		✓		✓

Beverage Industry, Consumer Products		✓			✓	✓

Corporate Finance		✓	✓			✓

Mergers and Acquisitions		✓	✓			✓

Other Public Company Board Service		✓		✓	✓		✓		✓

Leadership	✓	✓		✓	✓		✓	✓	✓	✓

Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Real Estate and Retail Business								✓

Information Technology and Cybersecurity	✓								✓

Nominations for Election to the Board

The Governance Committee of our Board receives nominations for Board members which it evaluates based on the standards, qualifications and diversity criteria set forth by the Board in the Corporate Governance Guidelines. The Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board. Although the Board retains ultimate responsibility for approving candidates for election, the Governance Committee conducts the initial screening and evaluation. In doing so, the Governance Committee considers candidates recommended by the directors, the CEO and the Company’s stockholders. The Governance Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

While typically the Governance Committee recommends candidates to the full Board, under the director nomination agreement which we entered into on April 9, 2007 with certain of our then current stockholders (the “Director Nomination Agreement”), the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board. The nominees of the Mitchell Investors however, must fulfil the membership criteria set by the Board under the Corporate Governance Guidelines. Currently, Messrs. Mitchell (Class III) and Sepulveda (Class II) are the nominees of the Mitchell Investors.

To recommend a candidate for election to the Board for the 2020 annual meeting of stockholders, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;
•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;
•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;
•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the nominee or any other person (including their names);
•	the name, age, business and residential addresses of the stockholder’s nominee for director;
•

the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”); and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated on the basis of the same qualifications discussed above as candidates recommended by existing directors and the CEO.

Annual Meeting Slate

The terms of the current Class III directors, Messrs. Chereskin, Mitchell and Syufy expire at the Annual Meeting. Mr. Mitchell has been nominated by the Mitchell Investors for election at the Annual Meeting. Messrs. Chereskin and Syufy have been recommended by the Governance Committee and nominated by the Board for election at the Annual Meeting.

Each of Messrs. Chereskin, Mitchell and Syufy has consented to be nominated for re-election to the Board as a Class III director. If elected, they will serve on the Board for a three-year term expiring on the date of our 2022 annual meeting of stockholders. At this time, we have no reason to believe that either Messrs. Chereskin, Mitchell or Syufy will be unable or unwilling to serve if elected. However, should any of them become unavailable or unwilling to serve before the Annual Meeting, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Information on each of our nominees and continuing directors is given below.

NOMINEES FOR CLASS III DIRECTORS

Term Expiring 2019

Benjamin D. Chereskin, 60

Director Since: April 2004

Nominee of: Board

Board Committees: Compensation Committee; Strategic Long-Range Planning Committee (Chair)

Other Public Company Boards: CDW, Corporation; Boulder Brands, Inc. (2013-2016)

Professional Experience: Mr. Chereskin is President of Profile Capital Management LLC (“Profile Management”), an investment management firm, which he founded in 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of Madison Dearborn Partners, LLC, a private equity firm, from 1993 until 2009, having co-founded the firm in 1993.

Qualifications: Mr. Chereskin’s background in private equity is a valuable resource to us in our efforts to attract capital, which helps us implement our business strategies and finance growth opportunities. His knowledge and experience in corporate finance, mergers and acquisitions, and corporate governance contributes to the Board’s expertise on strategic planning and provides valuable input on executive compensation matters.

Lee Roy Mitchell, 82

Director Since: Founder

Nominee of: Mitchell Investors

Board Committees: Executive Chairman of the Board; New Ventures Committee (Chair)

Other Public Company Boards: National CineMedia, Inc. (“NCMI”)

Professional Experience: Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987.

Qualifications: Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience in the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic industry perspective and leadership experience to the Board.

Raymond W. Syufy, 56 Director Since: October 2006 Nominee of: Board Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee Other Public Company Boards: None

Professional Experience: Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”), a regional movie exhibitor, in 1977, and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named President of Century Theatres and was later appointed CEO and Chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as CEO of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Qualifications: Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and operational experience. Mr. Syufy’s background also brings key strategic planning expertise to the Board, particularly with respect to competition from other forms of entertainment.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH CLASS III NOMINEE

CONTINUING CLASS I DIRECTORS

Term Expiring 2020

Nancy Loewe, 51 Director Since: June 2017 Nominee of: Board Board Committees: Audit Committee; Governance Committee Other Public Company Boards: None

Professional Experience: From 2011 until 2017, Ms. Loewe served in a variety of positions of increasing responsibility with Kimberly-Clark Corporation and its international subsidiary, including serving as the Chief Financial Officer (“CFO”) for Kimberly-Clark International and Chief Strategy Officer and Global Treasurer for Kimberly-Clark Corporation. Additionally, Ms. Loewe has held numerous positions during her 20-year tenure at GE, inside and outside the U.S., including Vice President – Strategic Transactions & Cash, as well as CFO for varying business units, such as Plastics Asia, Healthcare, and Consumer & Industrial.

Qualifications: Ms. Loewe’s accounting and financial management expertise has added to the Board’s skillset of strategic planning and financial decision making. Due to her experience in leading large financial teams and financial management including audit, risk and treasury, she provides guidance and direction to the Company on accounting and financial processes and management.

Steven P. Rosenberg, 60

Director Since: April 2008

Nominee of: Board

Board Committees: Audit Committee; Governance Committee (Chair)

Other Public Company Boards: Texas Capital Bancshares, Inc.; PRGX Global, Inc. (2007-2014)

Professional Experience: From 1997 until 2018, Mr. Rosenberg was the President of SPR Ventures Inc., a private investment firm he founded in 1997. He was also the President of SPR Packaging LLC, a manufacturer of flexible packaging, from 2006 until 2018.

Qualifications: Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management skills that are critical to the implementation of our growth strategies and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and on audit committees of other public companies, is valuable to the Board with respect to the oversight of our financial reporting.

Enrique F. Senior, 75

Director Since: April 2004

Nominee of: Board

Board Committees: Strategic Long-Range Planning Committee; New Ventures Committee

Other Public Company Boards: Grupo Televisa S.A.B.; Coca-Cola FEMSA, S.A

Professional Experience: Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks.

Qualifications: Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film, media and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business. He also provides strategic guidance to the Board.

Nina G. Vaca (Ximena Humrichouse), 47

Director Since: November 2014

Nominee of: Board

Board Committees: Governance Committee; Compensation Committee (Chair)

Other Public Company Boards: Comerica, Inc., Kohls, Corp. (2010-2019)

Professional Experience: Ms. Vaca is the founder, Chairman and CEO of the Pinnacle Group of companies, including Pinnacle Technical Resources, Inc. (together “Pinnacle”). Founded in 1996, Pinnacle is an information technology services and solutions provider.

Qualifications: Ms. Vaca is a successful entrepreneur and brings to the Board a wealth of leadership and business expertise, especially with regard to information technology and e-commerce. Her experience as a director of other public companies adds to the governance skill set of the Board particularly in the area of executive compensation.

CONTINUING CLASS II DIRECTORS

Term Expiring 2021

Darcy Antonellis, 56 Director Since: July 2015 Nominee of: Board Board Committees: Audit Committee Other Public Company Boards: XPERI Corporation

Professional Experience: Since 2014, Ms. Antonellis has been the CEO of Vubiquity, Inc. (“Vubiquity”), the largest global provider of premium content services and technical solutions serving clients in 37 countries and reaching more than 100 million households. Prior to Vubiquity, Ms. Antonellis held numerous positions at Warner Bros. Entertainment Inc., (a Time Warner company) including President of Technical Operations and Chief Technology Officer.

Qualifications: Ms. Antonellis’s background in engineering and experience in technology and cybersecurity is invaluable to the Board. In addition to her management experience in the positions of CEO and senior executive of one of the largest studios, her success in digital media, as well as her strong understanding of our industry helps provide strategic guidance to our Board in the area of digital marketing.

Carlos M. Sepulveda, 61

Director Since: June 2007

Nominee of: Mitchell Investors pursuant to the Director Nomination Agreement

Board Committees: Audit Committee (Chair and financial expert); Compensation Committee; Strategic Long-Range Planning Committee; lead independent director

Other Public Company Boards: Triumph Bancorp Inc.; Matador Resources Company (2013-2017)

Professional Experience: Since 2010, Mr. Sepulveda has been the Chairman of the board of directors of Triumph Bancorp, Inc. (“Triumph Bancorp”), a bank holding company with interests in wholesale banking, commercial finance and real estate investments. Prior to Triumph Bancorp, Mr. Sepulveda was the President and CEO of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries. Prior to joining Interstate Battery, Mr. Sepulveda was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Qualifications: Mr. Sepulveda’s extensive public accounting background provides the Board critical financial and accounting expertise. As a certified public accountant with proven management and leadership skills and having served as the CEO of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight skills coupled with experience in strategic planning and enterprise and operational risk management.

Mark Zoradi, 65 Director Since: June 2015 Nominee of: Board Board Committees: New Ventures Committee Other Public Company Boards: None

Professional Experience: Since 2015, Mr. Zoradi has served as our CEO. Mr. Zoradi spent 30 years at The Walt Disney Company, including serving as the President of Walt Disney Studios Motion Picture Group. Prior to that, Mr. Zoradi served in a variety of positions of increasing responsibility with The Walt Disney Company, including as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi also served as the President and Chief Operating Officer (“COO”) of Dick Cook Studios from 2011 until 2014 and the Chief Operating Officer of Dreamworks Animation SKG, Inc. from 2014 until 2015.

Qualifications: A veteran motion picture executive with a background in distribution, Mr. Zoradi brings a wealth of knowledge to the Board with regards to strategic partnerships and relationships with the movie studios. Additionally, his experience in operations of large entertainment industry companies brings management expertise to the Board.

CORPORATE GOVERNANCE

The Board oversees our executive management, reviews our long-term strategic plans and exercises oversight over all major decisions.

Board Leadership Structure

We believe that a key factor in a company’s performance is a leadership structure that provides a balance between independent oversight by an engaged Board and day-to-day operations by management to implement the Board’s strategic vision. To achieve this balance, we have split the roles of the Chairman of the Board and the CEO such that the Board is separated from the day-to-day operations of the Company.

In addition to the separation of the positions of the Chairman of the Board and the CEO, the Board has a lead independent director, which role provides leadership and an organizational structure to the non-management directors. The position of the lead independent director has the following significant authority and responsibilities under our Corporate Governance Guidelines:

•	to act as a liaison between the non-management directors and the Company’s management;
•	to call meetings of non-management directors;
•	chair the executive sessions of non-management directors;
•	chair Board meetings when the Chairman is not present;
•	consult with the Chairman and the CEO and approve the schedules, agendas and information provided to the Board for each meeting;
•	be available for consultation and communication with stockholders upon request; and
•	provide the Chairman and the CEO with the results of the Board’s annual performance review.

Board’s Role in Risk Oversight

Responsibility for risk oversight rests with the Board. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, compliance, and reputational risks. In addition, Board committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, and information about management’s identification, assessment and mitigation strategies for critical risks. While the Board considers risk in all its decisions, it also recognizes that appropriate and measured risk-taking may be required for the Company to retain its competitiveness and increase stockholder value.

The Board implements its risk oversight function both as a whole and through delegation to certain Board committees. The risk management function of the various committees is as follows:

Board
Audit	Compensation	Governance

•  Assesses financial and accounting risk exposures and management’s risk management procedures to address those risks

•  Reviews and assess information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures

•  Reviews risks, identified during the external auditor’ risk assessment procedures.

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking. The Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

• Manages risks associated with governance structure and processes • Oversees succession planning

In order to provide oversight of the risks associated with strategic planning and business development initiatives, the Board has established two additional committees, the Strategic Long-Range Planning Committee and the New Ventures Committee. The Strategic Long- Range Planning Committee assists management in the analysis of alternative strategic options and reviews with management key industry and market issues and external developments impacting the Company. The New Ventures Committee monitors the strategic direction of the Company. It evaluates new development programs or business growth and diversification opportunities within established strategic plan targets and applicable regulatory boundaries.

Director Independence

We comply with the independence requirements of the New York Stock Exchange (the “NYSE”). The NYSE bright-line tests for independence are whether the director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
2.

has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.

(a) is a current partner or employee that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.

is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

With the assistance of the Company’s legal counsel, the Governance Committee and the Board reviews the NYSE Standards for Board and committee member independence. On the basis of this review, the Board has affirmatively determined, in its business judgment, that (a) the majority of the Board was, and continues to be, independent, (b) each of Mmes. Antonellis, Loewe and Vaca and Messrs. Chereskin, Rosenberg, Senior and Sepulveda are independent, (c) Mr. Syufy is not independent due to him being a current employee of Syufy Enterprises that receives payment from the Company exceeding the greater of $1 million or 2% of it’s consolidated gross revenues, (d) Messrs. Mitchell and Zoradi are not independent because they are employees of the Company, (e) each of Mmes. Antonellis and Loewe and Messrs. Rosenberg and Sepulveda meet all applicable requirements for membership in the Audit Committee, (f) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements, and (g) each of Ms. Vaca and Messrs. Chereskin and Sepulveda meet all applicable requirements for membership in the Compensation Committee.

Meeting Attendance

During 2018, the Board held four (4) meetings and took action by written consent on six (6) occasions. All directors attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. All directors, except Mr. Senior, attended the annual meeting held in May 2018.

Executive Sessions

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our non-management directors meet periodically in executive sessions with no Company personnel present. Our Corporate Governance Guidelines require separate sessions of the non-management directors at least twice a year.

The presiding director of the executive sessions is currently our lead independent director, Mr. Sepulveda. During 2018, our non-management directors met twice and our independent directors met once in executive sessions.

Stockholder Communications with the Board

As stated in our Corporate Governance Guidelines, any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;
•	promotions of a product or service;

•	patently offensive material; and
•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Corporate Governance Guidelines;
•	Amended and Restated Charter of the Audit Committee (the “Audit Committee Charter”);
•	Charter of the Governance Committee (the “Governance Committee Charter”); and
•	First Amendment to Amended and Restated Compensation Committee Charter (the “Compensation Committee Charter”).

Current copies of the above policies and guidelines are available publicly on the Company’s website at http://investors.cinemark.com under the “Corporate Governance” tab.

Code of Business Conduct and Ethics

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. We will post on our website any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics for executive officers and directors that have been approved by our Board or any Board committee. The Code of Business Conduct and Ethics is available on our website at http://investors.cinemark.com under the “Corporate Governance” tab.

BOARD COMMITTEES

Our Board currently has five standing committees – Audit Committee, Compensation Committee, Governance Committee, Strategic Long-Range Planning Committee and the New Ventures Committee. The current composition of each of the committees is set forth below:

Name of Director	Audit	Compensation	Governance	Strategic Planning	New Ventures
Darcy Antonellis	Member
Benjamin Chereskin		Member		Chair
Nancy Loewe	Member		Member
Lee Roy Mitchell					Chair
Steven Rosenberg	Member		Chair
Enrique Senior				Member	Member
Carlos Sepulveda	Chair	Member		Member
Raymond Syufy				Member	Member
Nina Vaca		Chair	Member
Mark Zoradi	-	-	-	-	-

Audit Committee	Number of Meetings Held During 2018: 4 Number of Decisions by Consent During 2018: 1

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. See Mr. Sepulveda’s biography on page 18 for further information regarding his qualifications to be an “audit committee financial expert”.

The Audit Committee is governed by the Audit Committee Charter which sets forth the purpose and responsibilities of this committee.

Functions:

The functions of the Audit Committee include the following:

•

assisting the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our systems of internal control and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	approving the report required by the SEC for inclusion in our annual proxy or information statement;
•	appointing, retaining, compensating, evaluating and replacing our independent registered public accountants;
•	approving audit and non-audit services to be performed by the independent registered public accountants;
•

establishing procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters submitted confidentially and anonymously by employees through the whistleblower hotline; and

•	performing such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee meets on a quarterly basis with Company management and Deloitte, to discuss, among other items, the earnings press release related to the quarter and the year (as applicable), the Company’s financial statements for the applicable period and any changes in significant accounting policies and its impact on the Company’s financial statements. The Audit Committee also meets, on a periodic basis, with Deloitte in executive sessions without the presence of members of management.

As part of the Board’s duty of risk oversight, the Board has delegated authority of cybersecurity oversight to the Audit Committee. To monitor and evaluate the cybersecurity threats and the effectiveness of the Company’s controls to address those risks, the Audit Committee is updated by Company management twice a year.

The Board has also delegated its authority to approve related party transactions to the Audit Committee. The Company’s written policy regarding approval of related party transactions provides that management must present to the Audit Committee all potential related party transactions including the nature of the transaction, material terms and the maximum dollar value of the transaction. The Audit Committee approves based upon the determination whether the transaction is fair and in the best interest of the Company. See Certain Relationships and Related Party Transactions on page 57 for further details on the approval of related party transactions.

Approval of Audit and Non-Audit Services:

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a sub-committee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such sub-committee is presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all fees for 2018 noted in the table below.

Fees Paid to Independent Registered Public Accounting Firm:

We paid the following fees (in thousands) to Deloitte and its affiliates for professional services rendered by them during 2018 and 2017, respectively:

Fees	2018	2017
Audit	$1,837.2	$1,781.0
Audit Related	$10.4	$10.4
Tax(1)	$66.4	$145.5
Other	$-	$-
Total	$1,914.0	$1,936.9

(1) Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

Our committee has reviewed and discussed with management the Company’s audited financial statements for 2018. We have discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards. We have received the written disclosures and the letter from Deloitte as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with Deloitte its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in the Company’s 2018 Form 10-K for filing with the SEC.

Respectfully submitted,

Carlos Sepulveda (Chair)

Steven Rosenberg

Darcy Antonellis

Nancy Loewe

Compensation Committee	Number of Meetings Held During 2018: 3 Number of Decisions by Consent During 2018: 4

Each member of the Compensation Committee satisfies the standards for independence of the NYSE as they relate to compensation committees, qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Compensation Committee Charter, which sets forth the purpose and responsibilities of this committee.

Functions

The functions of the Compensation Committee include the following:

•	making recommendations to the Board on the Company’s general compensation philosophy and objectives and on all matters of policy and procedures relating to executive compensation;

•	reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, and determining and approving the CEO’s compensation level;
•	determining and approving the compensation of the other executive officers;
•

administering (to the extent such authority is delegated to the Compensation Committee by the Board) the incentive compensation and equity-based plans and recommending to the Board any modifications of such plans;

•	validating and approving the achievement of performance levels under the Company’s incentive compensation plans;
•	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis (the “CD&A”) section included in the Company’s annual proxy statement; and
•	developing a succession planning program for the CEO and senior management.

Governance Committee	Number of Meetings Held During 2018: 5 Number of Decisions by Consent During 2018: 1

The Governance Committee is composed solely of directors who satisfy all criteria for independence under the rules of the NYSE. The Governance Committee is governed by the Governance Committee Charter setting forth the purpose and responsibilities of this committee.

Functions

The functions of the Governance Committee include the following:

•	identifying individuals qualified to become Board members and evaluate candidates for Board membership, including those recommended by stockholders in compliance with the Company’s by-laws;
•	recommending to the Board the director nominees for election or to fill any vacancies and newly created directorships on the Board;
•	identifying and recommending to the Board members qualified to fill any vacancies on a committee of the Board;
•	developing and recommending to the Board a set of corporate governance guidelines and reviewing and reassessing the adequacy of such guidelines at least annually;
•	overseeing the Board’s annual self-evaluation process and the Board’s evaluation of management;
•	periodically reviewing the criteria for the selection of new directors to serve on the Board and recommending any proposed changes to the Board for approval;
•	periodically reviewing and making recommendations regarding the composition and size of the Board;
•

periodically reviewing and making recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or elimination of existing committees;

•	annually recommending to the Board the chairpersons and members of each of the Board’s committees; and
•	reviewing and reassessing the adequacy of the Governance Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

DIRECTOR COMPENSATION

The compensation of the non-employee directors for 2018 was governed by our Third Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) adopted by the Board in February 2017. A non-employee director is one who is not (i) an employee of the Company or any of our subsidiaries, or (ii) an employee of any of the Company’s stockholders which has contractual rights to nominate directors. Therefore, as Company employees, Messrs. Mitchell and Zoradi do not receive any compensation for their services on the Board or any of its committees. See the compensation tables beginning on page 42 for the compensation paid to Messrs. Mitchell and Zoradi.

Each non-employee director received the following annual cash retainers, as applicable, for services as a Board member during 2018:

(a)	a base director retainer of $60,000;
(b)	additional retainer of $35,000 for the non-employee director who serves as the lead independent director;
(c)	additional cash retainer for services on the committees as follows:

Committee	Chairperson	Member

Audit	$20,000	$10,000

Compensation	$15,000	$10,000

Governance	$10,000	$7,500

Strategic Long-Range Planning	$10,000	$5,000

New Ventures	$10,000	$5,000

Annual cash retainers are paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. All directors are reimbursed for travel related expenses incurred for each Board meeting they attend.

In addition to the annual cash retainers, the non-employee directors receive an annual grant of restricted stock valued at $115,000. The number of shares of restricted stock is determined by dividing $115,000 by the closing price of Common Stock on the grant date, rounded down to the nearest whole share. The annual awards fully vest on the first anniversary of the grant date subject to continued service to the Company through the vest date.

The following table sets forth summary information regarding the compensation of our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total

Darcy Antonellis	$70,000	$114,986	$3,861	$188,847

Benjamin Chereskin	$80,000	$114,986	$3,861	$198,847

Nancy Loewe	$77,500	$114,986	$3,861	$196,347

Steven Rosenberg	$80,000	$114,986	$3,861	$198,847

Enrique Senior	$70,000	$114,986	$3,861	$188,847

Carlos Sepulveda	$130,000	$114,986	$3,861	$248,847

Raymond Syufy	$70,000	$114,986	$3,861	$188,847

Nina Vaca	$82,500	$114,986	$3,861	$201,347

(1)	Includes all annual cash retainers, as applicable.
(2)	The grant date fair values were calculated based upon the closing price of Common Stock on June 15, 2018 of $35.81 per share. This calculation is in accordance with FASB ASC Topic 718.

See Note 15 to the Company’s 2018 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

At December 31, 2018, each of the directors owned 3,211 shares of restricted stock. See Security Ownership of Certain Beneficial Owners and Management table on page 55 for total stock ownership of each of the directors.

(3)	The amounts reported are dividends paid during 2018 on the shares of unvested restricted stock granted in 2017 and 2018.

ITEM TWO — RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has appointed and the Board has ratified the appointment of Deloitte as the Company’s independent registered public accounting firm for 2019. As a matter of good corporate governance, we are seeking stockholder ratification of the appointment of Deloitte. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to answer appropriate questions. Please refer to page 24 for the fees paid to Deloitte in 2018 and 2017.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte as the independent registered public accounting firm for 2019.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

ITEM THREE — ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive Summary

Our Board believes that we have created a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder approval. Accordingly, we are seeking approval of the compensation paid to our NEOs (“say-on-pay”) for 2018 as disclosed in this proxy statement, the CD&A, the compensation tables and the narrative discussion following the compensation tables. Our executive compensation program has consistently received high stockholder approval. At the 2018 annual meeting, approximately 95% of our stockholders present in person or represented by proxy and entitled to vote at the annual meeting, approved our executive compensation program and the compensation paid to our NEOs for 2017.

How did we perform?

✓Fourth consecutive year of all-time highs, including records in all revenue categories

✓Total worldwide revenues exceeding $3 billion for the first time

✓Domestic box office over-indexing North American box office by 80 basis points

✓Increasing domestic food and beverage revenue by more than $100 million, the highest one-year growth in our history and achieving 12 consecutive years of domestic per cap growth

✓Outperforming industry for nine out of the past ten years

How do we determine pay?

✓Design pay programs to reward for Company performance and business unit results

✓Set pay levels commensurate with performance and the need to attract and retain talent

✓Focus on key drivers of sustainable performance

✓View value creation over multiple overlapping timeframes

✓Consider total compensation as one package rather than viewing each component independently

✓Balance stockholder expectations by motivating executives to drive the right behaviors and discouraging undue risk-taking

What did we change from 2017?

✓  Increased base salaries between 1.7% and 5.3% for all NEOs except Mr. Gamble for whom the increase was 14.3% to reflect his appointment as COO and to align with market

✓  Introduced individual performance payout multiplier to provide “clear line of sight” between individual and Company performance

✓  Raised performance hurdle for cash bonus maximum payout for non-CEO NEOs to 110% from 108%; Mr. Zoradi’s maximum payout target has been 110% since 2017

✓  Raised target cash bonus opportunity for Messrs. Gamble and Cavalier to 90% of their respective base salary given their evolving roles within the Company and to better align with industry peers

✓  Shifted split of performance-based and time-based equity awards for non-CEO NEOs to 60%/40% in favor of performance-based from 50%/50%; Mr. Zoradi’s mix had been 75%/25% since 2017

✓  Increased target value of long-term equity incentive compensation for Messrs. Zoradi, Gamble and Cavalier to 250%, 175% and 150% of their base salary respectively, to increase emphasis on long-term value creation

How did we pay our NEOs?

✓  Payouts aligned with 2018 performance

✓  Base salaries align with each NEOs role, responsibility and experience and market median

✓  Due to higher hurdle for maximum payout, cash bonus payout for NEOs was at 106.3% of individual target opportunity

✓  Equity to vest over the long-term - time-based awards vesting 50% on second anniversary and 50% on fourth anniversary of grant date; performance-based awards earned based on IRR over two-year performance period and vesting after additional two years of employment

✓  No excessive perks for any of our NEOs

How do we address risk and governance?

✓  Provide appropriate balance of short-term and long-term compensation

✓  Follow practices that promote good governance with maximum payout caps for incentive compensation

✓  Policies on anti-pledging, anti-hedging, stock ownership guidelines and insider trading

✓  Annual say-on-pay stockholder vote

Why stockholders should approve the say-on-pay proposal

✓  2018 Company financial performance continues to drive value for stockholders

✓  2018 payouts align with performance

✓  Performance bars raised for NEOs compared to non-NEOs under the cash bonus and long-term equity incentive award programs

✓  Robust corporate governance following industry best practices

Our NEOs covered by the executive compensation program for 2018 were the following executives:

Name	Age	Position
Lee Roy Mitchell	82	Executive Chairman of the Board
Mark Zoradi	65	Chief Executive Officer; Director
Sean Gamble	44	Chief Operating Officer; Chief Financial Officer
Michael Cavalier	52	Executive Vice President-General Counsel and Secretary
Valmir Fernandes	58	President-Cinemark International

Lee Roy Mitchell is the founder of the Company. He has served as our Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell, an employee of the Company, and the brother-in-law of Walter Hebert III, the Executive Vice President–Purchasing, of the Company. Mr. Mitchell currently serves on the board of directors of NCMI.

Mark Zoradi has served as our director since June 2015 and our CEO since August 2015. Mr. Zoradi spent 30 years at The Walt Disney Company, including serving as the President of Walt Disney Studios Motion Picture Group. Prior to that, Mr. Zoradi served in a variety of positions of increasing responsibility with The Walt Disney Company, including as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi also served as the President and COO of Dick Cook Studios from January 2011 until July 2014 and the COO of Dreamworks Animation SKG, Inc. from August 2014 until January 2015.

Sean Gamble has served as our COO and CFO since January 2018 and as our Executive Vice President and CFO since August 2014. Prior to joining Cinemark, from February 2009 until April 2014, Mr. Gamble worked for the Comcast Corporation as Executive Vice President and CFO of Universal pictures within NBCUniversal, one of the world’s leading media and entertainment companies. He joined Comcast after 15 years at the General Electric Company where he held multiple senior leadership positions, including CFO of GE Oil & Gas Equipment business based in Florence, Italy from May 2007 until January 2009.

Michael Cavalier has served as our Executive Vice President-General Counsel and Secretary since February 2014 and as our Senior Vice President-General Counsel and Secretary since January 2006. He has been with Cinemark for 25 years.

Valmir Fernandes has served as our President of Cinemark International, L.L.C. since March 2007 and has been with Cinemark for more than 20 years.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program is structured to attract, motivate, reward and retain high caliber talent who will lead the Company to increase our competitive advantage and deliver sustainable profitability. This includes building a solid foundation for long-term growth while consistently achieving near-term results. While formulating an effective pay strategy, the Compensation Committee takes a holistic view of pay and performance and ensures that there is appropriate alignment with Company performance, overall business strategy and culture. The three principal tenets of our executive compensation program are: Retention, Performance and Balance.

We have built our compensation program using traditional compensation elements of base salary, cash bonus and long-term equity awards. The chart below identifies the hallmarks of our executive compensation program:

Characteristics	Description
Competitive Base Salary	Base salary is aligned with industry median to retain valued employees
Balanced Mix of Pay Components	The target compensation mix is not overly weighted towards short-term cash bonus but is balanced with long-term equity-based compensation vesting over four years
Balanced Approach to Performance-based Awards	Performance targets are tied to multiple financial metrics of the Company as well as individual performance
Overlap of Performance Periods and Vesting Schedules	The performance periods for long-term equity incentive awards overlap and, therefore, reduce the motivation to maximize performance in any one period
Stock Ownership Guidelines	CEO required to own, directly or indirectly, Company equity five times base salary; other NEOs to own two times the respective base salary
Hedging in or Pledging Common Stock Prohibited; No Margin Account

NEOs prohibited to trade in puts, calls or other derivative securities with respect to Company securities and short sales of Company securities. They may not also hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan

2018 BUSINESS PERFORMANCE HIGHLIGHTS

The Company has delivered record results for the stockholders over the past few years. This has been possible due to disciplined execution of our strategic initiatives led by our executive leadership. We have tailored our executive compensation program such that our executives continue to be motivated to perform and deliver stellar performance without having to undertake undue risks that would impact long-term stockholder value. The discussion below tracks our financial performance over the past one- and five- years and also our performance as compared to our peers.

Company Performance Over the 1-Year Period

In 2018, the North American industry box office grew by 6.9% to reach an all-time high of $11.9 billion, bolstered by sizeable increase in year-over-year attendance. Cinemark’s domestic box office over-indexed the North American industry box office by 80 basis points, growing 7.7%, for the full-year 2018. This follows our industry outperformance of 90, 100 and 200 basis points respectively for the prior three years and nine out of the past ten years of industry outperformance. We also reported the fourth consecutive year of all-time highs, including records in all of our revenue categories, that collectively delivered total worldwide revenues of more than $3.2 billion, exceeding the $3 billion mark for the first time.

As compared to 2017, our performance in 2018 in these key financial metrics were as follows:

Worldwide (in millions)	2018 (in millions)	2017 (in millions)	% Change
Attendance	282.1	277.0	1.8%
Revenue
Admissions	$ 1,834.2	$ 1,795.0	2.2%
Concessions	$ 1,108.8	$ 1,038.8	6.7%
Total	$ 3,221.8	$ 2,991.6	7.7%
Net Income*	$ 213.8	$ 264.2	(19%)
Adjusted EBITDA**	$ 781.5	$ 723.8	8.0%

*Net income for 2018 included $19.2 million of non-cash tax expense associated with true-ups to 2017’s provisional tax reform calculations, as well as recently issued tax guidance that modified the treatment of foreign tax credit utilization and resulted in an increased valuation allowance for the Company. Additionally, net income for 2017 included a $45 million tax benefit driven by a reduction of net deferred income tax liabilities as a result of the 2017 tax reform legislation that went into effect during December 2017.

**Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. A reconciliation of Net Income to Adjusted EBITDA is provided in footnote 19 to the Company’s 2018 Form 10-K.

Company Performance Over the 5-Year Period

The following tabular and graphical presentations below demonstrate our growth in certain key performance metrics over the past five years.

Year	Revenue	Net Income Attributable to Cinemark Holdings, Inc.	Adjusted EBITDA
2014	$2,627.0	$192.6	$615.7
2015	$2,852.6	$216.9	$682.8
2016	$2,918.8	$255.1	$706.1
2017	$2,991.6	$264.2	$723.8
2018	$3,221.8	$213.8	$781.5

Our Performance As Compared to Our Peers

We also compare our performance to our direct competitors that were publicly-held during the fiscal year (“Theatre Peers”) in terms of Total Stockholder Return (“TSR”). Our Theatre Peers for 2018 included the two currently publicly-held companies in our industry, namely, AMC Entertainment Holdings, Inc. (AMC) and IMAX Corporation (IMAX). For purposes of evaluating our fiscal performance over five years as of FYE 2018, we believe that this peer group is an appropriate benchmark since we directly competed with these companies for business and investor capital. While we do also compete with Regal Cinemas (“Regal”), we do not have comparable TSR metrics for Regal given its acquisition by Cineworld, a privately-held company, as of December 2017.

As compared to our Theatre Peers, our TSR (with dividends reinvested) for the one-year and cumulative three-year and cumulative five-year periods as of FYE 2018 has been as follows:

	1 Yr. TSR	3 Yr. TSR	5 Yr. TSR
Cinemark	6.5%	17.6%	24.0%
AMC	(4.4%)	(33.2%)	(15.2%)
IMAX	(18.7%)	(47.1%)	(36.2%)
S&P 500	(4.4%)	30.4%	50.3%
Theatre Peers	(13.1%)	(41.5%)	(27.6%)

Our cumulative total return between FYE 2013 and FYE 2018 as compared to our Theatre Peers and S&P 500 is presented below:

DESIGN OF OUR EXECUTIVE COMPENSATION PROGRAM

The design of our executive compensation program is consistent with the compensation structure used in our industry:

•	base salary;
•	performance-based cash bonus;
•	long-term equity incentive awards;
•	standard benefits; and
•	limited perks

Base salary and benefits are the only fixed components of our compensation program. Cash bonus and long-term equity incentive awards are the variable/performance-based components of our compensation. We believe the allocation between fixed and variable/performance-based components offers a competitive compensation program while appropriately mitigating risk.

The following chart summarizes the components and associated objectives of our executive compensation program:

Pay Element			Objective	Performance Metric and Payment
Fixed	Annual	Base Salary	Retain executive talent and recognize individual’s role and responsibilities	Individual performance and market competitiveness
Variable	Annual	Cash Bonus	Achieve annual goals measured in terms of Company and individual performance	Adjusted EBITDA @Threshold, Target, Maximum Pro rata payment
	Long-Term	Restricted Stock	Retain executive talent and align with long-term interest of stockholders	Increase in value of Common Stock Time-based; 4 year vesting
		Restricted Stock Units	Validate Company’s investment decisions and ensure alignment with long-term value creation	Based on achievement of IRR hurdles Pro rata payment based on 2 year Company performance + 2 year service

ANALYSIS OF THE DESIGN OF OUR EXECUTIVE COMPENSATION PROGRAM

Tenet 1 - Retention

Base Salary

Base salary component of our compensation program is designed to attract and retain key talent. Base salaries are determined by the Compensation Committee based on a variety of factors including:

•	Nature and responsibility of the position;
•	Expertise of the executive and competition in the market for the executive’s services;
•	Potential for driving the Company’s success in the future;
•	Peer Group compensation data;
•	Performance reviews and recommendations of the CEO (except in the case of his own compensation); and
•	Other judgmental factors deemed relevant by the Compensation Committee

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. The Company has employment agreements with each NEO according to which the Compensation Committee annually reviews the base salaries, which can be increased but not decreased.

In February 2018, as part of the annual compensation review process, the Compensation Committee considered factors relevant to determining an executive’s compensation such as the NEO’s role in Company management, performance in prior years, leadership in implementing Company’s strategic goals and initiatives and contribution to the Company’s overall business. In addition, our compensation consultant, Pearl Meyer, provided to the Compensation Committee the appropriate market data for comparison. Based on such review, the Compensation Committee adjusted the base salaries of the NEOs for 2018 to better align with market and to address the evolving role of certain executives in Company management. Mr. Gamble’s base salary had a higher adjustment than the other NEOs to reflect his additional responsibilities upon appointment as our COO in January 2018. The base salaries for 2018 and the changes from 2017 were as follows:

Name	Base Salary	Change from 2017
Lee Roy Mitchell	$975,000	Up by 1.7%
Mark Zoradi	$1,000,000	Up by 5.3%
Sean Gamble	$600,000	Up by 14.3%
Michael Cavalier	$525,000	Up by 5.0%
Valmir Fernandes	$525,000	Up by 3.3%

Tenet 2: Performance

Cash Bonus

We provide participants to our cash bonus program an opportunity to earn a cash bonus tied to annual Company performance, measured against pre-established performance metrics set for the year by the Compensation Committee. This opportunity is intended to compensate participants for achieving short-term financial and operational goals of the Company with individual targets based on the participant’s position and potential contribution to the achievement of the Company’s goals. As discussed later, beginning 2018, payout is also subject to an upward or downward adjustment based on the individual’s ABO rating which ties individual contribution to Company performance. The cash bonus related goals are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the business environment.

How does the cash bonus program work?

Per the terms of our 2017 Omnibus Incentive Plan, the Compensation Committee sets the Company’s target performance metric for the year and the target cash bonus for the year within the first 90 days of the fiscal year.

A participant’s target cash bonus is a percentage of his/her base salary. In setting the target cash bonus percentages of each NEO, the Compensation Committee takes into consideration market data and such other factors as deemed relevant, such as the individual’s potential contribution to the Company’s performance, the individual’s prior performance, overall market conditions, market variables in a specific sector, and recommendations from the CEO (except for himself).

Each participant is entitled to receive a ratable portion of the participant’s target cash bonus based upon the Company’s level of achievement, within the range of threshold and maximum percentages, of the target performance metric set by the Compensation Committee. The actual amount of cash bonuses paid, if any, may result in a cash bonus that is greater or less than the stated individual target (and could be zero) depending on whether, and to what extent, the applicable performance metric and other conditions are satisfied.

How does the Compensation Committee set the Company’s pre-established performance metric?

The Compensation Committee sets the cash bonus target based upon the Company’s budgeted Adjusted EBITDA which is regarded as a key performance indicator of a company in our industry and is highly correlated to long-term stockholder value. The cash bonus achievement is determined using the Company’s reported Adjusted EBITDA with certain add-backs and adjustments for cash bonus accruals, certain severance payments, if any, unusual expenses such as those related to accounting changes and a +/- 5% collar for foreign exchange fluctuation (the “Bonus Adjusted EBITDA”) compared to the budgeted Adjusted EBITDA. At the end of the fiscal year, the budgeted Adjusted EBITDA may be adjusted, upward or downward, to eliminate any variance between the actual North American industry box office for the fiscal year and the industry forecast used to set the cash bonus target in the first quarter.

The cash bonus payout structure and the Bonus Adjusted EBITDA hurdles, as adjusted, for 2018 were as follows:

How do we measure performance and determine cash bonus payouts for the year?

Prior to making any payouts, the Compensation Committee assesses and certifies the Company’s performance for the bonus year in the first quarter of the payout year which follows the bonus year. In its assessment, in addition to the adjustments discussed above, the Compensation Committee may make further adjustments as permitted by the bonus program under the Company’s 2017 Omnibus Incentive Plan. Such adjustments include, but are not limited to, factors such as extraordinary, unusual or non-recurring events that were not included in the operating budget for the year being considered (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster). The Compensation Committee may, in its discretion, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of the cash bonus (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the cash bonus program. The Compensation Committee may also take into account such other factors as it deems appropriate in administering any aspect of the cash bonus program, including reducing the amount of the cash bonus at any time prior to payout based on such criteria as it shall determine, including, but not limited to, individual merit and the attainment of specified levels of one or any combination of the performance factors. However, the Compensation Committee cannot waive, accelerate or amend the performance goals for a NEO except in the event of the death or disability of the executive or a sale of the Company.

Beginning 2018, the Compensation Committee added the ABO modifier to an individual payout. See discussion below on 2018 changes to the cash bonus program for the details.

How was cash bonus calibrated in 2018 and why?

In 2018, the Compensation Committee calibrated the cash bonus program to enhance alignment of payout with performance. The adjustments were as follows:

a.

Increased the Budgeted Adjusted EBITDA target for maximum payout for all non-CEO NEOs to 110% from 108%. Mr. Zoradi’s payout has been at 110% of target since 2017. By raising the bar for performance, the Compensation Committee ensured continued focus by the top executives on driving industry-leading results.

b.

Tied a portion of the cash bonus payout to the ABO ratings of the individual for the year. The ABO modifier rates the individual’s performance against the Company’s strategic objectives and goals for the year. The ABO modifier is applicable to all bonus-eligible employees, including the NEOs. Based on the ABO modifier, the individual’s cash bonus payout is adjusted up to a maximum of (+/-)15 percentage points. However, maximum bonus payout (Adjusted EBITDA-based + ABO modifier) cannot exceed 165% of the individual’s target bonus opportunity. The ABO modifier provides for higher compensation for those who have contributed more to the business during the year and thus aligns individual and Company performance.

c.	Raised the target bonus percentages for Messrs. Gamble and Cavalier to 90% from 85% of their respective base salary given their evolving roles in the Company and to better align with industry peers.

What was the cash bonus payout for the NEOs for 2018?

In February 2019, the Compensation Committee certified the worldwide Bonus Adjusted EBITDA for 2018 at $754.2 million which is 101.3% of the target Bonus Adjusted EBITDA of $744.8 million. This yielded a payout for Messrs. Mitchell, Zoradi, Gamble and Cavalier at 106.3% of their individual target opportunity and for Mr. Fernandes at 80% of his target opportunity. Similar to prior years, Mr. Fernandes’s cash bonus was split 50%/50% between worldwide and Latin America Adjusted EBITDA. Latin America performance resulted in a payout just above the threshold at 50%. The individual cash bonus payouts for 2018 were calculated for each of the NEOs as follows:

What was the cash bonus payout for the NEOs for 2018?

Name	2018 Base Salary	Individual Target (Percentage of Base Salary)	Payout Percentage of Individual Target	ABO Modifier	Cash Bonus Payout
Lee Roy Mitchell	$975,000	100%	106.3%	-	$1,036,425
Mark Zoradi	$1,000,000	100%	106.3%	-	$1,063,000
Sean Gamble	$600,000	90%	106.3%	7.5%	$617,072
Michael Cavalier	$525,000	90%	106.3%	7.5%	$539,938
Valmir Fernandes	$525,000	85%	80%	-	$357,000

Long-term Equity Incentive Compensation

The Compensation Committee annually awards time-based and performance-based equity incentive compensation to certain eligible employees, including the NEOs. The combination of the two, with an emphasis placed on performance-based equity, ensures both balance and alignment within our long-term incentive program. Equity compensation encourages Company’s long-term growth and aligns the executive’s interests with the interests of our stockholders. Grants to all eligible employees, including the NEOs, are made within the first 90 days of the year.

How is the long-term incentive program structured?

The target value of long-term equity incentive awards is based on a percentage of the executive’s base salary. The target value and the percentage split between time-based and performance-based awards is determined by the Compensation Committee by taking into consideration various factors such as individual’s leadership and role in Company operations, projected state of the economy over the performance period and overall business environment.

Restricted Stock. All participants to our equity incentive plan are eligible to receive restricted stock. Time-based restricted stock enables us to attract and retain highly qualified individuals while tying their pay with continued growth of the Company over the long-term. Restricted stock grants typically vest 50% on each of the second and fourth anniversaries of the grant date subject to continuous employment through the vest dates.

Recipients of restricted stock awards are permitted to:

(i)	receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock, and

(ii)	to vote such Common Stock during the restriction period.

As of the Record Date, the Company’s dividend rate is $0.34 per common share per quarter.

Performance Awards. Performance awards are granted in the form of restricted stock units. The goals for the performance shares are based on one or more pre-established objective criteria. At the time of grant, the performance-based awards are hypothetical shares of Common Stock subject to issuance only upon attainment of the performance goals.

The performance goal is based on an implied equity value concept that measures the change in an IRR during a performance period of two years beginning on January 1 of the grant year and ending on December 31 of the following year. The performance goal is set within the first 90 days of the grant year.

The implied equity value is based on a valuation model utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments) and other factors that produce a fundamental valuation of Cinemark equity. IRR represents the growth in this implied equity value during the performance period. The structure of the performance award program is similar to that of cash bonus. Each performance target underlying the performance awards has a threshold, target and maximum level and vest on a pro rata basis according to the IRR achieved during the performance period, with the maximum level equal to 150% of the individual’s target. The target IRR goal for the performance-based award is set by the Compensation Committee based on projected value creation with a substantial degree of difficulty to attain the performance level. The IRR for the performance period is calculated applying a 7.5% cap for fluctuation in foreign currency translation adjustments.

If, at the end of the performance period, the Compensation Committee certifies that the performance target has been met, the shares of Common Stock underlying the restricted stock units are subject to an additional time-based vesting restriction contingent upon the employee’s continued service until the vest date.

Any dividends that are attributable to the underlying Common Stock will be accrued and paid to the recipient, to the extent the performance award vests, at the end of the four years when the Common Stock is issued.

How was long-term equity incentive compensation calibrated in 2018 and why?

The Compensation Committee annually reviews each NEO’s compensation to determine the percentage of base salary to be awarded as long-term equity awards and the appropriate mix of time-based and performance-based awards. Upon such review, in 2018, the Compensation Committee made the following changes:

a.

Increased the long-term equity incentive compensation target value for Messrs. Zoradi, Gamble and Cavalier. The percentage of base salary for purposes of determining the target value of the long-term equity incentive awards for 2018 for each NEO was as follows:

NEO	Percentage of Base Salary

Lee Roy Mitchell	N/A

Mark Zoradi	250%

Sean Gamble	175%

Michael Cavalier	150%

Valmir Fernandes	125%

b.

Shifted the split of performance-based and time-based equity awards, at target, for all non-CEO NEOs to 60% performance-based and 40% time-based from the 50%/50% split in prior years. Mr. Zoradi’s split has been 75% performance-based and 25% time-based since 2017.

The number of time-based and performance-based (at target) shares of Common Stock granted to each of the NEOs in 2018 were as follows:

Name	Time-based Restricted Stock	Performance-based Restricted Stock Units

Lee Roy Mitchell	N/A	N/A

Mark Zoradi	16,013	48,039

Sean Gamble	10,760	16,141

Michael Cavalier	8,070	12,106

Valmir Fernandes	6,725	10,088

c.

The IRR goals for the 2018 performance-based awards remained unchanged from 2017 and are as follows with straight-line interpolation used to determine payout between threshold, target and maximum goals:

Performance Metric and Payout	Goals

	Threshold	Target	Maximum

IRR	7.0%	9.5%	13.0%
Percentage of Individual Target Payout	50%	100%	150%

The performance period for the 2018 grants is from January 1, 2018 to December 31, 2019. Once the Compensation Committee certifies the IRR achieved for the performance period, the award recipient must satisfy an additional two-year service period until the anniversary of the grant date in February 2022.

In line with our compensation philosophy of rewarding performance, the Compensation Committee awarded a special grant of restricted stock to all employees, including the NEOs, who received performance-based awards in 2016. This was in recognition of the Company’s significant and sustained outperformance on key performance metrics relative to its peers since 2016. The Compensation Committee determined that the special grant appropriately rewarded the employees based upon the three tenets of the Company’s compensation philosophy. The time-based restricted shares granted under the special grant vest fully on the second anniversary of the grant date and were of the following amounts:

Name	Special Grant

Lee Roy Mitchell	N/A

Mark Zoradi	14,081

Sean Gamble	3,489

Michael Cavalier	3,346

Valmir Fernandes	3,574

Tenet 3: Balance

Compensation Mix

The presentations below show the mix of the variable and fixed components of compensation as a percentage of target total compensation. The ‘Total Equity Target’ category does not include the restricted stock awarded under the special grant since it was awarded in addition to the regular compensation. Mr. Zoradi is presented individually while Messrs. Gamble, Cavalier and Fernandes are presented as a group. Since Mr. Mitchell does not receive any equity grant on an annual basis due to his substantial ownership in the Company, he has not been included in the non-CEO NEO group. His compensation is 49% each of base salary and target cash bonus and 1% benefits.

	Variable	Fixed
CEO	76%	24%
Non-CEO NEO group	67%	33%

THE PROCESS OF SETTING EXECUTIVE COMPENSATION

Role of the Compensation Committee and the Compensation Consultant: The Compensation Committee oversees and provides strategic direction to management regarding all aspects of our pay program for senior executives. It sets the compensation of the CEO and the non-CEO NEOs. If deemed appropriate, the Compensation Committee advises the Board of its determination of the compensation of the CEO and certain other executive officers, prior to its implementation. But, while the Compensation Committee may consider input provided by the Board, the compensation decisions and determinations are made solely by the Compensation Committee.

Each year the Compensation Committee engages in extensive executive compensation discussions with our independent compensation consultant to review best practices and receive a competitive assessment of executive compensation compared to peers. The Committee reviews total compensation and approves each of the elements of executive compensation, and reviews whether compensation programs and practices carry undue risk. During 2018, the Compensation Committee continued to engage Pearl Meyer as its independent compensation consultant. The Compensation Committee determined the independence of Pearl Meyer using the NYSE listing standards regarding independence of compensation consultants. Pearl Meyer evaluates the competitiveness of the design of the Company’s executive compensation program, including that for directors and recommends appropriate changes; reviews the competitiveness of the compensation of individual NEOs and certain other executive officers; evaluates market pay data and competitive-positioning; provides analyses and inputs on program structure, performance measures, and goals; provides updates on market trends and the regulatory environment as it relates to executive compensation; reviews various management proposals presented to the Compensation Committee related to executive compensation and provides objective analysis and recommendations; and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholder interests. Pearl Meyer does not perform other services for Cinemark, and will not do so without the prior consent of the Compensation Committee. Pearl Meyer meets with the Compensation Committee, outside the presence of management, in executive sessions.

Role of Management and the CEO in Setting Executive Compensation: The Compensation Committee solicits the views of our CEO when making compensation decisions for his direct reports. The CEO may also provide input to the Compensation Committee regarding performance metrics and the setting of appropriate performance targets for executives who report directly to him. The CEO, however, does not make recommendations to the Compensation Committee about his own compensation and none of our executive officers are involved in the Compensation Committee’s determination of their own compensation.

Use of Peer Review in Setting Our Executive Compensation: The Compensation Committee believes the management team’s compensation should be aligned to similarly situated executives within a peer group of companies in order to attract, retain and motivate the highest caliber executive management team critical to our long-term success. While we do not rely solely on benchmark compensation to establish target pay levels, Pearl Meyer conducts a review, annually, of the compensation programs of peers selected based on size-appropriate comparators operating in entertainment and retail industries (the “peer group”) that are also traded publicly. We believe the resulting peer group provides the Compensation Committee with a valid comparison for the Company’s executive compensation program. A blended market data using the most recent proxy data and size-appropriate survey information provided by Pearl Meyer was used by the Compensation Committee to determine 2018 compensation for each of the NEOs.

Our Peer Group for 2018 was as follows:

AMC Entertainment Holdings, Inc.	Lions Gate Entertainment Corp.	Discovery, Inc.

AMC Networks Inc.	Live Nation Entertainment, Inc.	IMAX Corporation

Brinker International, Inc.	The Madison Square Garden Company	Six Flags Entertainment Corporation

Cineplex, Inc.	Regal Entertainment Group

Dave & Buster’s Entertainment, Inc.	E.W. Scripps Company

Compensation Risk Assessment

Our compensation program provides strategic direction to the participant and engages them in the Company’s success, which contributes to stockholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm Company value or reward poor judgment by our executives. Below are some additional highlights of the Company’s compensation program which mitigate risks associated with compensation:

•	Appropriate mix of “short- vs. long-term” pay and “fixed vs. variable” pay” to reward overall performance;
•	Measuring Company performance against objective financial metrics;
•	Capped payout levels for incentive compensation;
•

Stock ownership guidelines for directors, NEOs and executive vice-presidents – directors required to retain Common Stock ownership five times the value of their cash retainer, the CEO five times his/her base salary and other executive officers two time their respective base salary;

•	Linking vest of a significant portion of long-term equity incentive awards to performance over a significant period of time (with overlapping performance periods);
•	Validating pay-for-performance on an annual basis by stockholders; and
•

Prohibiting our NEOs and those employees covered by the Supplemental Insider Trading Policy to trade in short sales of Company securities, hold Company securities in a margin account and pledge or hedge Company securities.

Our Compensation Committee monitors and considers the risk mitigating factors when setting executive compensation. Based on such review, the Compensation Committee has concluded that the compensation program does not create risks that are reasonably likely to have a materially adverse effect on the Company or put the Company at-risk.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s 2018 Form 10-K, and the Board has approved the recommendation.

Respectfully submitted,

Nina Vaca (Chair)

Benjamin Chereskin

Carlos Sepulveda

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	594,266	N/A	7,700,363

Equity compensation plans not approved by security holders	-	-	-

Total	594,266	N/A	7,700,363

(1)	Represents unearned shares underlying restricted stock units, assuming the achievement of maximum performance goals.

SUMMARY COMPENSATION TABLE FOR 2018

The following table sets forth summary information concerning the total compensation earned by our NEOs for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lee Roy Mitchell Chairman of the Board	2018	975,000	-	1,036,426	23,900	2,035,326
	2017	958,645	-	1,426,464	21,586	2,406,695
	2016	930,723	-	1,396,085	21,122	2,347,930
Mark Zoradi Chief Executive Officer	2018	1,000,000	3,049,518	1,063,000	132,738	5,245,256
	2017	950,000	2,114,475	1,320,500	104,845	4,489,820
	2016	816,000	2,031,947	1,224,000	88,691	4,160,638
Sean Gamble Chief Operating Officer & Chief Financial Officer	2018	600,000	1,186,109	617,072	61,796	2,464,977
	2017	525,000	779,015	664,020	47,280	2,015,315
	2016	482,040	602,526	542,295	40,219	1,667,080
Michael Cavalier Executive Vice President – General Counsel & Secretary	2018	525,000	918,064	539,938	123,311	2,106,313
	2017	500,000	667,666	632,400	96,969	1,897,035
	2016	462,264	577,805	589,387	99,544	1,729,000
Valmir Fernandes President – Cinemark International	2018	525,000	795,705	357,000	128,448	1,806,153
	2017	508,000	628,178	538,455	103,858	1,778,491
	2016	493,782	617,206	629,572	107,576	1,848,136

(1)

See Analysis of the Design of the Executive Compensation Program – Base Salary for a discussion of how the base salary is determined. See Compensation Mix for the percentage of target total compensation for 2018 paid as base salary.

(2)

The reported amounts reflect the aggregate grant date fair values of the long-term equity incentive awards, at target as the most probable outcome, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 15 to the Company’s 2018 Form 10-K for a discussion of the assumptions used in determining the grant date fair values of these long-term equity incentive awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

The long-term equity incentive awards granted were restricted stock and restricted stock units. The restricted stock includes the special grant discussed on page 38. Similar to previous years, Mr. Mitchell was not awarded any equity due to his substantial equity ownership in the Company.

The grant date fair values were calculated based upon the closing price of Common Stock on February 16, 2018 of $39.03, February 14, 2017 of $42.37 and February 19, 2016 of $29.36 per share.

As required by the rules of the SEC, the table below provides the grant date fair values of the restricted stock units at the maximum level of payment. However, as certified by the Compensation Committee, only 86% and 96% of the target opportunity of the restricted stock units awarded to each NEO in 2016 and 2017 respectively, shall vest.

Name	2018	2017	2016
Lee Roy Mitchell	N/A	N/A	N/A
Mark Zoradi	$2,812,424	$2,378,800	$1,823,961
Sean Gamble	$944,955	$584,261	$451,880
Mike Cavalier	$708,746	$500,750	$433,354
Valmir Fernandes	$590,602	$471,133	$462,890

The terms of the restricted stock and restricted stock units are discussed under Analysis of the Design of the Executive Compensation Program – Long-term Equity Incentive Compensation and the footnote disclosures to the Grants of Plan-Based Awards in 2018 table. See also Compensation Mix for the percentage of target total compensation for 2018 granted as long-term equity incentive awards.

(3)

The reported amounts are the cash bonuses earned for the respective fiscal years. The cash bonuses earned for a fiscal year are paid in the first quarter of the following year subject to the attainment of performance targets set by the Compensation Committee at the beginning of the covered fiscal year. The cash bonuses were paid on February 28, 2019, February 27, 2018 and February 24, 2017 respectively. See Analysis of the Design of the Executive Compensation Program – Cash Bonus for a discussion of how cash bonus is set. See also Compensation Mix for the percentage of the target total compensation paid as cash bonus.

(4)	The compensation reported in this column include the following:

Name	Fiscal Year	Annual Matching Contributions to 401(K) Savings Plan ($)	Life, Group and Disability Insurance Premiums Paid by Company ($)	Dividends Paid on Restricted Stock and Vested RSU(i) ($)	Other ($)
Lee Roy Mitchell	2018	16,500	7,400	-	-
	2017	14,175	7,411	-	-
	2016	13,912	7,210	-	-
Mark Zoradi	2018	16,500	13,960	72,278	30,000(ii)
	2017	14,175	13,959	46,711	30,000(ii)
	2016	13,912	13,337	31,442	30,000(ii)
Sean Gamble	2018	16,500	5,296	40,000	-
	2017	14,175	5,294	27,810	-
	2016	13,912	5,005	21,302	-
Michael Cavalier	2018	16,500	7,798	99,013
	2017	14,175	7,796	74,997	-
	2016	13,912	7,507	78,125	-
Valmir Fernandes	2018	16,500	9,891	102,057	-
	2017	14,175	9,898	79,786	-
	2016	13,912	9,672	83,993	-

(i)

Dividends paid on all outstanding restricted stock and dividends paid on restricted stock units at the time of issuance of the underlying Common Stock. The restricted stock units granted on March 26, 2014 vested on March 26, 2018 and the accrued dividends outstanding on the underlying Common Stock were paid.

(ii)	Annual personal expense allowance pursuant to Mr. Zoradi’s employment agreement.

For a narrative description of the amounts reported in the Summary Compensation Table for 2018, see Design of the Executive Compensation Program and Analysis of the Design of the Executive Compensation Program for a discussion of the various elements of compensation, including general description of the formula or criteria to be applied in determining the amounts payable, material terms of the long-term equity incentive awards, Grants of Plan-Based Awards 2018 table for details of the equity granted in 2018 and Discussion of the Terms of the Employment Agreements with Our NEOs for compensation pursuant to the terms of the respective employment agreements.

CEO Pay Ratio for 2018

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The 2018 total compensation for our median employee was $8,626 and for our PEO, Mr. Zoradi, it was $5,245,256. The resulting ratio of our CEO’s pay to the pay of our median employee for is 608 to 1.

There have been no changes in our employee population or employee compensation arrangements in 2018 that would significantly impact the process that we used to identify the median employee for the 2017 compensation. However, the median employee identified for 2017, a Theatre Usher in the U.S. (the “2017 median employee”), was not employed by the Company during 2018. Therefore, as permitted by the SEC rules, we replaced the 2017 median employee’s compensation with that of another employee (the “2018 median employee”) whose compensation was substantially similar to that of the 2017 median employee. The 2018 median employee is also a Theatre Usher in the U.S. and worked approximately 981 hours during 2018.

Our employees, whether employed on a full-time, part-time, seasonal or temporary basis were included to calculate the median employee. However, as permitted by the de minimis exception of the applicable rules, we excluded the employee populations of certain foreign jurisdictions comprising less than 5% of our total employees. The cash compensation included base salary, cash bonus and benefits, the three most consistently applied compensation measures at Cinemark. We do not widely distribute long-term incentive awards so it was not included in the calculation of total compensation. We annualized the compensation for salaried new hires and salaried employees who were on a leave of absence. Except for the annualization as described, we did not make any assumptions, adjustments, or estimates with respect to total cash compensation.

This pay ratio is a reasonable estimate calculated in a manner consistent with the applicable rules. The rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

GRANTS OF PLAN-BASED AWARDS IN 2018

The following table specifies the grants of awards made under our cash bonus and equity incentive plans to the NEOs during and for 2018.

Name	Grant Date(1)	Approval Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards(5)	Grant Date FV of Stock Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lee Roy Mitchell	2/28/2019		$ 487,500	$975,000	$1,462,500	-	-	-	-	-
Mark Zoradi	2/28/2019	2/14/2019	$ 500,000	$1,000,000	$1,500,000
	2/19/2018	2/14/2018				24,019	48,039	72,058		$1,874,949
	2/19/2018								30,094	$1,174,569
Sean Gamble	2/28/2019	2/14/2019	$ 270,000	$540,000	$810,000
	2/19/2018	2/14/2018				8,070	16,141	24,211		$629,970
	2/19/2018								14,249	$556,138
Michael Cavalier	2/28/2019	2/14/2019	$ 236,250	$472,500	$708,750
	2/19/2018	2/14/2018				6,053	12,106	18,159		$472,497
	2/19/2018								11,416	$445,566
Valmir Fernandes	2/28/2019	2/14/2019	$ 223,125	$446,250	$669,375
	2/19/2018	2/14/2018				5,044	10,088	15,132		$393,735
	2/19/2018								10,299	$401,970

(1)	The payment date of the cash bonus and grant date of the long-term equity incentive awards.

(2)	The dates the Compensation Committee approved the payouts of the cash bonus and the grants of the long-term equity incentive awards.

(3)

See Analysis of the Design of the Executive Compensation Program – Cash Bonus for a description of the cash bonus process and the target bonus opportunities of each NEO for 2018. See Compensation Mix for the percentage of total compensation for 2018 paid as cash bonus. See Summary Compensation Table for 2018 and the related footnote disclosure for the actual cash bonus amounts paid to each NEO for 2018.

(4)

On February 19, 2018, the Compensation Committee awarded Messrs. Zoradi, Gamble, Cavalier and Fernandes an aggregate maximum of 129,560 hypothetical shares of Common Stock as restricted stock units. The number of shares underlying each restricted stock unit award was determined by reference to the closing price of Common Stock on February 16, 2018 of $39.03 per share. See Analysis of the Design of the Executive Compensation Program – Long-Term Equity Incentive Compensation for a discussion of the terms of the restricted stock units. Holders of restricted stock units receive dividends that are attributable to the underlying Common Stock to the extent such dividend is declared by our Board and the Common Stock is issued at the time of vest. The dividend is paid at the same rate the dividend is paid to other stockholders, which is currently $0.34 per share of Common Stock per fiscal quarter.

(5)

On February 19, 2018, the Compensation Committee awarded Messrs. Zoradi, Gamble, Cavalier and Fernandes an aggregate of 66,058 shares of restricted stock (including the special grant discussed on page 38). The number of shares underlying each award was determined by reference to the closing price of the Common Stock on February 16, 2018 of $39.03 per share. The reported shares include the special restricted stock grant.

See Analysis of the Design of the Executive Compensation Program – Long-Term Equity Incentive Compensation for a discussion of the terms of the restricted stock.

Holders of restricted stock receive non-forfeitable dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company. The current dividend rate is $0.34 per share of Common Stock per fiscal quarter.

(6)

The aggregate grant date fair values of restricted stock and restricted stock units were determined using the closing price of Common Stock on February 16, 2018 of $39.03 per share. Pursuant to the rules of the SEC, for purposes of the Grants of Plan-Based Awards in 2018 table the aggregate grant date fair values of restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 15 to the Company’s 2018 Form 10-K, for discussion of the assumptions used in determining the grant date fair values of these share awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

For a narrative description of the amounts reported in the Grants of Plan Based Awards in 2018, see Analysis of the Design of the Executive Compensation Program for a discussion of the various elements of compensation, including general description of the formula or criteria to be applied in determining the amounts payable and material terms of the long-term equity incentive awards and Discussion of the Terms of the Employment Agreements with Our NEOs for compensation pursuant to the terms of the respective employment agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table lists the restricted stock and restricted stock units outstanding for each NEO as of December 31, 2018. There were no stock options outstanding for any NEO as of December 31, 2018.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (11)
Lee Roy Mitchell	N/A	N/A	N/A	N/A
Mark Zoradi	16,013(1)	$ 573,265	-	-
	14,081(2)	$ 504,100	-	-
	12,476(3)	$ 446,641	-	-
	13,896(4)	$ 497,477	-	-
	35,617(6)	$ 1,275,089	-	-
			18,715(9)	$ 669,979
			24,019(10)	$ 859,892
Sean Gamble	10,760(1)	$ 385,208	-	-
	3,489(2)	$ 124,906	-	-
	9,193(3)	$ 329,109	-	-
	5,131(4)	$ 183,690	-	-
	2,677(5)	$ 95,837	-	-
	8,824(6)	$ 315,899	-	-
	8,031(7)	$ 287,510	-	-
			4,597 (9)	$ 164,555
			8,070(10)	$ 288,918
Michael Cavalier	8,070(1)	$ 288,906	-	-
	3,346(2)	$ 119,787	-	-
	7,879(3)	$ 282,068	-	-
	4,920(4)	$ 176,136	-	-
	3,272(5)	$ 117,138	-	-
	8,462(6)	$ 302,940	-	-
	9,816(7)	$ 351,413	-	-
			6,053(10)	$ 216,697
Valmir Fernandes	6,725(1)	$ 240,755	-	-
	3,574(2)	$ 127,949	-	-
	7,413(3)	$ 265,385	-	-
	5,256(4)	$ 188,165	-	-
	3,495(5)	$ 125,121	-	-
	9,039(6)	$ 323,596	-	-
	10,485(7)	$ 375,363	-	-
			3,707(9)	$ 132,693
			5,044(10)	$ 180,575

(1)	The number of shares of restricted stock granted on February 19, 2018 which vest equally on February 19, 2020 and February 19, 2022.
(2)	The number of shares of restricted stock granted on February 19, 2018 pursuant to the special grant which vest 100% on February 19, 2020.
(3)	The number of shares of restricted stock granted on February 14, 2017 which vest equally on February 14, 2019 and February 14, 2021.
(4)	The number of shares of restricted stock granted on February 19, 2016 that remained outstanding as of December 31, 2018 and vest on February 19, 2020.
(5)	The number of shares of restricted stock granted on March 18, 2015 that remained outstanding as of December 31, 2018 and vest on March 18, 2019.
(6)

The number of shares of Common Stock underlying the restricted stock units granted on February 19, 2016 that have been certified to vest at 86% of the target opportunity. Subject to continued employment, the reported shares will be issued on February 19, 2020.

(7)

The number of shares of Common Stock underlying the restricted stock units granted on March 18, 2015 that have been certified to vest at the maximum opportunity. The reported shares were issued on March 18, 2019.

(8)	The fair market value of the restricted stock was calculated based on the closing price of Common Stock on December 31, 2018 of $35.80 per share.
(9)

The number of shares of Common Stock underlying the restricted stock units granted on February 14, 2017. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance over the two-year performance period from January 1, 2017 to December 31, 2018 and satisfaction of an additional two year service requirement. On February 14, 2019, the Compensation Committee certified the vest for the NEOs at 96% of the target opportunity. To the extent they vest subject to the service requirement, the vested Common Stock underlying the restricted stock units shall be issued on February 14, 2021.

(10)

The number of shares of Common Stock underlying the restricted stock units granted on February 19, 2018. Pursuant to the rules of the SEC, the reported numbers are based on the assumption of achievement of the threshold performance over the two-year performance period from January 1, 2018 to December 31, 2019 and satisfaction of an additional two year service requirement. To the extent they vest subject to the service requirement, the vested common stock underlying the restricted stock units shall be issued on February 19, 2022.

(11)

The fair market value of the unearned restricted stock units was determined based on the achievement of threshold performance targets at the closing price of Common Stock on December  31, 2018 of $35.80 per share.

STOCK OPTION EXERCISES AND STOCK VESTED IN 2018

The following table provides information on the vesting of restricted stock and restricted stock units during 2018 for each of the NEOs. There were no outstanding stock options for any of the NEOs as of December 31, 2018.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting(1) #	Value Realized on Vesting(2) ($)
Lee Roy Mitchell	N/A	N/A
Mark Zoradi	13,896	$542,361
Sean Gamble	5,130	$200,224
Michael Cavalier	24,190	$928,142
Valmir Fernandes	25,839	$991,411

(1)	The reported numbers include Common Stock from the following vest events:
i.	Fifty percent of the restricted stock granted in 2016 which vested on February 19, 2018;

ii.	Fifty percent of the restricted stock granted to Messrs. Fernandes and Cavalier in 2014 that vested on March 26, 2018; and
iii.	Shares of Common Stock underlying the restricted stock units granted to Messrs. Fernandes and Cavalier in 2014 that vested on March 26, 2018.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on the following dates:
i.	February 16, 2018 of $39.03; and
ii.	March 23, 2018 of $38.20

DISCUSSION OF THE TERMS OF THE EMPLOYMENT AGREEMENTS WITH OUR NEOs

We have employment agreements with our NEOs. Consistent with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation.

Below is a summary of the key provisions of the current employment agreements of our NEOs.

Term

On February 20, 2018, the Company elected to extend the term of Mr. Zoradi’s employment agreement to December 31, 2019.

The initial terms of the employment agreements of Messrs. Mitchell, Gamble, Fernandes and Cavalier is three years. Mr. Mitchell’s term is extended for an additional one-year period at the end of the term while the term for each of Messrs. Gamble, Fernandes and Cavalier is extended for an additional one year period at the end of each year of the Term.

Base salary

The base salaries are subject to review each year by our Compensation Committee for increase (but not decrease).

Cash Bonus

In addition to base salaries, the NEOs are eligible to receive a cash bonus upon the Company meeting certain performance targets set by the Compensation Committee for the year. Mr. Zoradi’s target cash bonus shall not be less than 100% of his base salary and the maximum target shall not be less than 150% of his base salary.

Long-term Equity Incentive Awards

Except for Mr. Mitchell, the NEOs are entitled to participate in and receive grants of long-term equity incentive awards. Mr. Zoradi’s long-term equity incentive awards must be at least 200% of his base salary.

Benefits

The NEOs qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of his base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled to, for a period of five years, tax preparation assistance upon termination of his employment.

Mr. Zoradi is entitled to receive an annual allowance of $30,000 for personal travel and living expenses, reduced by standard withholding and other authorized deductions.

The employment agreements of Messrs. Zoradi, Gamble, Fernandes and Cavalier provide that unless the executive’s employment is terminated by us for cause the executive will be entitled to office space and support services for a period of not more than three (3) months following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality and non-competition (other than certain permitted activities as defined therein). In addition, Mr. Mitchell’s employment agreement has a covenant of non-solicitation (as defined in the employment agreement). All non-compete covenants have a term of one year after termination of the executive’s employment. However, for Messrs. Zoradi, Gamble, Cavalier and Fernandes, if employment is terminated for Good Reason (as defined in the employment agreements) and for Mr. Mitchell, if employment is terminated due to the Sale of the Company (as defined in the employment agreement), the covenant of non-competition becomes null and void. The non-solicitation covenant in Mr. Mitchell’s employment agreement has a term of three years after termination of Mr. Mitchell’s employment.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination Without Cause or for Good Reason

If Mr. Mitchell is terminated by us without cause, Mr. Mitchell shall receive accrued compensation (which includes unpaid base salary, a pro rata cash bonus for the year in which the termination occurs and any previously vested long-term equity incentive awards and benefits such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards or benefits were granted) through the date of termination (the “Accrued Employment Entitlements”); an amount equal to Mr. Mitchell’s base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months; an amount equal to the most recent cash bonus Mr. Mitchell received for the year prior to the date of such termination, payable within thirty (30) days of termination and Mr. Mitchell and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. Any outstanding stock options granted to Mr. Mitchell shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.

If Mr. Mitchell resigns for good reason (as defined in his employment agreement), he shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

If Mr. Zoradi is terminated by us without cause, resigns for good reason (as defined in the agreement) or when the term or renewal term of the employment agreement expires, he shall receive, the Accrued Employment Entitlements; an amount equal to his base salary in effect as of the date of such termination payable in accordance with the Company’s normal payroll practices through the end of the term, subject to the requirements of Section 409A of the Code; he and his dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date; any outstanding long-term equity incentive awards with time-based vesting provisions shall become immediately vested as of the termination date and any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period, and if or to the extent the performance provisions are attained, shall become vested without regard to any continued employment requirement.

If Messrs. Gamble, Fernandes or Cavalier is terminated by us without cause, the executive shall receive the Accrued Employment Entitlements; two times the base salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twenty-four (24) months; an amount equal to the most recent cash bonus received by the executive for the year ended prior to the date of such termination, payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination; long-term equity incentive awards other than stock options with time-based vesting provisions shall become vested on a pro rata basis and long-term equity incentive awards other than stock options with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall become vested on a pro rata basis without any regard to any continued employment requirement. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

If Messrs. Gamble, Fernandes or Cavalier resigns for good reason (as defined in their respective employment agreement) the executive shall receive all of the above stated payments and benefits except that the base salary shall be payable in a lump sum subject to the requirements of Section 409A of the Code.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability (as defined in the employment agreement), the executive or his estate will receive: the Accrued Employment Entitlements; a lump sum payment equal to twelve (12) months of executive’s base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination, any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan and the executive (in disability) and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date. All outstanding long-term equity incentive awards shall vest in accordance with the terms of the incentive plan.

Termination for Cause or Voluntary Termination

In the event an executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar award issued under an incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change-in-Control

Mr. Mitchell does not have a change-in-control provision in his employment agreement.

In the event an executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason within one (1) year after a change-in-control (as defined in the employment agreement), the executive shall receive accrued compensation through the date of termination; sum of two times executive’s base salary and one and one half times the most recent cash bonus received by executive for any year ended prior to the date of termination payable in a lump sum within 30 days of termination and executive and executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to the executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such long-term equity incentive awards were granted.

Information on amounts payable had a termination for without cause or good reason, a change-in-control, death or disability occurred on December 31, 2018 may be found under the headings – “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change-in-Control” and “Potential Payments Upon Death or Disability.”

The following tables provide the amounts payable to the NEOs pursuant to their respective employment agreements upon severance without cause, for a good reason, for cause, death or disability and change-in-control, assuming such triggering event occurred on December  31, 2018.

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

Name	Salary (1)	Bonus (2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total

Lee Roy Mitchell	$ 975,000	$ 2,462,890	$ 6,637	$ 7,400	$ 86,500	$ -	$ 3,538,427

Mark Zoradi	$ 1,000,000	$ 1,063,000	$ 20,993	$ 27,921	$ 828	$ 7,162,578	$ 9,275,320

Sean Gamble	$ 1,200,000	$ 1,281,092	$ 26,214	$ 10,591	$ 828	$ 2,032,011	$ 4,550,736

Michael Cavalier	$ 1,050,000	$ 1,172,338	$ 26,214	$ 15,596	$ 828	$ 1,852,169	$ 4,117,145

Valmir Fernandes	$ 1,050,000	$ 895,455	$ 18,269	$ 19,782	$ 828	$ 1,800,506	$ 3,784,840

(1)

Based on the base salaries in effect as of December 31, 2018, the amounts reported are calculated as follows: one-time the base salary for Messrs. Mitchell and Zoradi and two times the base salary for Messrs. Gamble, Cavalier and Fernandes. Subject to Treasury Regulations as specified in the respective employment agreements, for termination without cause, the amounts would have been payable according to the Company’s normal payroll practices for a period of 24 months to Messrs. Gamble, Cavalier and Fernandes; for a period of 12 months to Mr. Mitchell and through the end of the Term (as defined in the employment agreement) to Mr. Zoradi. For termination by executive for good reason, the above stated payments for Messrs. Mitchell, Gamble, Cavalier and Fernandes would have been payable in a lump sum subject to the requirements of Section 409A of the Code.

(2)

For Mr. Zoradi, the amount is the cash bonus he would have received for 2018 payable according to normal payroll practices. For Messrs. Mitchell, Gamble, Cavalier and Fernandes, the amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for 2018 and the cash bonus received by the NEO for 2017. The cash bonuses for 2018 would have been payable to the NEOs at the same time as payments are made to other similarly situated executives. The cash bonuses for 2017 would have been payable to Messrs. Mitchell, Gamble, Cavalier and Fernandes in a lump sum within 30 days of termination.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messrs. Zoradi, Gamble, Cavalier and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The amount reported is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)	The amounts reported have been determined based on the following provisions in the respective employment agreements.

Pursuant to Mr. Zoradi’s employment agreements, any outstanding equity award with time-based vesting provisions would have vested as of the termination date. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement.

Pursuant to the employment agreements of Messrs. Gamble, Cavalier and Fernandes, any outstanding long-term equity incentive awards with time-based vesting provisions would have vested on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions would have remained outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis.

The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such long-term equity incentive award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested for each of Messrs. Zoradi, Gamble, Cavalier and Fernandes on December 31, 2018 are as follows:

Restricted Stock:

Name	Number of Shares

Lee Roy Mitchell	N/A

Mark Zoradi	56,466

Sean Gamble	19,846

Michael Cavalier	17,469

Valmir Fernandes	16,632

Restricted stock units: As disclosed previously, the restricted stock units granted in 2015, 2016 and 2017 shall vest at the maximum, at 86% of target and at 96% of target, respectively. We assumed for purposes of this disclosure that the restricted stock granted in 2018 shall vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	N/A
Mark Zoradi	143,606
Sean Gamble	36,914
Michael Cavalier	34,267
Valmir Fernandes	33,662

The values of the equity awards have been calculated using the closing price of Common Stock on December 31, 2018 of $35.80 per share.

Potential Payments upon Termination for Cause

If a NEO terminates his employment voluntarily, or is terminated for cause, we are only required to pay any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change-in-Control

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mark Zoradi	$2,000,000	$3,043,750	$26,241	$34,901	$828	$7,162,578	$12,268,298
Sean Gamble	$1,200,000	$1,613,102	$32,768	$13,239	$828	$2,904,848	$5,764,785
Michael Cavalier	$1,050,000	$1,488,538	$32,768	$19,495	$828	$2,559,235	$5,150,864
Valmir Fernandes	$1,050,000	$1,164,683	$22,836	$24,727	$828	$2,442,813	$4,705,887
(1)

There is no change-in-control provision in Mr. Mitchell’s employment agreement. The amounts reported are calculated as follows: two times the base salary in effect as of December 31, 2018 payable in a lump sum within 30 days of such termination.

(2)

The amounts reported are calculated as follows: the sum of the cash bonus the NEO would have received for 2018 and one and a half times the cash bonus received by the NEO for 2017, payable in a lump sum within 30 days of such termination.

(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 30 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements: upon termination due to change-in-control any outstanding equity award granted to the NEO shall be fully vested and all restrictions shall lapse.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested on for each NEO upon termination due to a change-in-control on December 31, 2018 are as follows:

Restricted Stock:

Name	Number of Shares
Lee Roy Mitchell	N/A
Mark Zoradi	56,466
Sean Gamble	31,250
Michael Cavalier	27,487
Valmir Fernandes	26,463

Restricted stock units: As disclosed previously, the restricted stock units granted in 2015, 2016 and 2017 shall vest at the maximum, at 86% of target and at 96% of target, respectively. We assumed for purposes of this disclosure that the restricted stock granted in 2018 shall also vest at the maximum.

Name	Number of Shares
Lee Roy Mitchell	N/A
Mark Zoradi	143,606
Sean Gamble	49,891
Michael Cavalier	44,000

Valmir Fernandes	41,772

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2018 of $35.80 per share.

Potential Payments upon Termination due to Death or Disability

Name	Salary(1)	Bonus(2)	Health Insurance(3)	Life and Disability Insurance(3)	Assistance(4)	Value of Equity Awards(5)	Total
Lee Roy Mitchell	$975,000	$1,036,426	$6,637	$7,400	$86,500	-	$2,111,963
Mark Zoradi	$1,000,000	$1,063,000	$10,496	$13,960	$828	$4,489,011	$6,577,295
Sean Gamble	$600,000	$617,072	$13,107	$5,296	$828	$2,032,011	$3,268,314
Michael Cavalier	$525,000	$539,938	$13,107	$7,798	$828	$1,852,169	$2,938,840
Valmir Fernandes	$525,000	$357,000	$9,135	$9,891	$828	$1,800,506	$2,702,360
(1)	The amounts reported are the base salary of each named executive officer in effect as of December 31, 2018, payable in a lump sum.
(2)	The amounts reported are the cash bonus each NEO would have received for 2018 payable in a lump sum at the same time as the cash bonus payments are made to other similarly situated active executives.
(3)

The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)

Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year. Messrs. Zoradi, Gamble, Cavalier and Fernandes are entitled to use our office space for a period of three months following the date of termination. The reported amount is based on the use of a 144 square foot office at a rental rate of approximately $23 per square foot per annum.

(5)

The amounts reported have been determined based on the following provision in the respective employment agreements: any outstanding long-term equity incentive awards shall vest on a pro rata basis. Any long-term equity incentive awards with performance-based vesting provisions shall remain outstanding through the remainder of the applicable performance period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the long-term equity incentive awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the NEO’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable performance period, as applicable, of such long-term equity incentive awards.

The participant or the participant’s estate or representative shall be entitled to receive any previously vested long-term equity incentive awards.

Pursuant to the above, the total number of shares of Common Stock subject to the long-term equity incentive awards that would have vested upon death or disability of each NEO would have been as follows:

Restricted Stock:

Name	Number of Shares

Lee Roy Mitchell	N/A

Mark Zoradi	20,407

Sean Gamble	19,846

Michael Cavalier	17,469

Valmir Fernandes	16,632

Restricted stock units based on the assumption that the maximum IRR would be achieved over the relevant performance period:

Name	Number of Shares

Lee Roy Mitchell	N/A

Mark Zoradi	104,985

Sean Gamble	36,914

Michael Cavalier	34,267

Valmir Fernandes	33,662

The values of the long-term equity incentive awards have been calculated using the closing price of our Common Stock on December 31, 2018 of $35.80 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Compensation Committee qualifies as an independent, non-employee director and no member of the Compensation Committee has served as an officer or employee of the Company. During 2018, none of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. To the extent indicated below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days of the Record Date and are included for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 117,019,540 shares of Common Stock outstanding as of the Record Date. As of the Record Date, there were 499 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage
5% Stockholders
FMR LLC(2)	8,689,108	7.4%
BlackRock, Inc.(3)	12,314,087	10.5%
The Vanguard Group(4)	9,776,961	8.4%
Victory Capital Management Inc.(5)	6,299,802	5.4%
Directors and NEOs
Lee Roy Mitchell(6)	9,822,845	8.4%
Mark Zoradi(7)	172,730	*
Sean Gamble(8)	70,839	*
Michael Cavalier(9)	151,141	*
Valmir Fernandes(10)	82,066	*
Darcy Antonellis(11)	11,707	*
Benjamin Chereskin(12)	72,457	*
Nancy Loewe(13)	6,033	*
Steven Rosenberg(13)	51,427	*
Enrique Senior(13)	57,538	*
Carlos Sepulveda(13)	38,433	*
Raymond Syufy(13)	18,386	*
Nina Vaca(13)	13,430	*
Executive Officers & Directors as a Group (14 persons)(14)	10,569,032	9.0%

*	Less than 1%.

(1)

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)

Based upon statements in Schedule 13G/A filed by FMR LLC on February 13, 2019. FMR LLC may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its subsidiaries FIAM LLC, Fidelity Institutional Asset Management Trust Company, FIDELITY MANAGEMENT & RESEARCH COMPANY, FMR CO., INC (beneficially owns 5% or greater of the reported shares. FMR LLC has (i) sole voting power over 1,046,039 shares and (ii) sole dispositive power over 8,689,108 shares.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

Based upon statements in Schedule 13G/A filed by BlackRock, Inc. on January 24, 2019. Black Rock, Inc. may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its subsidiaries BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (beneficially owns 5% or greater of the reported shares), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc. reported (i) sole voting power over 11,682,479 shares and (ii) sole dispositive power over 12,314,087 shares. The address of Black Rock Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based upon statements in Schedule 13G/A filed by The Vanguard Group on February 11, 2019. The Vanguard Group may be deemed to beneficially own the reported shares of Common Stock and has filed Schedule 13G/A as the parent holding company or control person on behalf of its wholly-owned subsidiaries Vanguard Fiduciary Trust Company (beneficial owner of 40,674 shares) and Vanguard Investments Australia, Ltd. (beneficial owner of 24,456 shares). The Vanguard Group has (i) sole voting power over 52,405 shares (ii) shared voting power over 12,725 shares (iii) shared dispositive power over 53,399 shares and (iv) sole dispositive power over 9,723,562 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Based upon statements in Schedule 13G filed by Victory Capital Management Inc. on February 1, 2019. Victory Capital Management Inc. has (i) sole voting power over 6,005,046 shares and (ii) sole dispositive power over 6,299,802 shares. The address of Victory Capital Management Inc. is 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.

(6)

Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(7)	Includes shares of restricted stock and certified performance-based awards.

(8)	Includes shares of restricted stock and certified performance-based awards.

(9)	Includes shares of restricted stock and certified performance-based awards.

(10)	Includes shares of restricted stock and certified performance-based awards.

(11)	Includes 3,211 shares of restricted stock.

(12)

Includes 3,211 shares of restricted stock, 3,568 shares held by LEGATUM Partners, L.P., of which shares Mr. Chereskin is the beneficial owner and 9,736 shares held in a grantor trust of which Mr. Chereskin’s spouse is a trustee.

(13)	Includes 3,211 shares of restricted stock.

(14)	The numbers reported do not include 512,356 shares of Common Stock underlying performance awards granted to the NEOs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely on its review of the copies of such reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act of 1933, as amended. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company.

Management presents any proposed related party transaction at an Audit Committee meeting for review and approval. If management becomes aware of a proposed or existing related party transaction that has not been presented or pre-approved by the Audit Committee, management shall promptly notify the Chair of the Audit Committee who shall submit such related party transaction to the full Audit Committee for approval or ratification. If management, in consultation with our CEO, CFO or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee has been delegated the authority to review, consider and approve any such transaction. In such event, the Chair of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines as necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meetings of the Audit Committee or Board, as applicable.

Certain Agreements

Laredo Theatre

We manage theatres for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. (“Lone Star”) owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in- law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded approximately $0.65 million of management fee revenue from Laredo during 2018. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatres. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech Capital LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell, our Chairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the

Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company pays the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For 2018, the aggregate amounts paid to the Operator for the use of the aircraft was approximately $0.068 million.

Pinstack

We hold events for our employees and their families at Pinstack, an entertainment facility, at various times throughout the year. Pinstack is majority-owned by Mr. Mitchell and his wife, Tandy Mitchell. During 2018, the Company paid Pinstack approximately $0.005 million for various employee events.

FE Concepts, LLC

During April 2018, the Company, through its wholly-owned indirect subsidiary CNMK Texas Properties, LLC, formed a joint venture, FE Concepts, LLC (“FE Concepts”), with AWSR Investments, LLC (“AWSR”), an entity owned by Lee Roy Mitchell and Tandy Mitchell. FE Concepts will develop and operate a family entertainment center that offers bowling, gaming, movies and other amenities. The Company and AWSR each invested approximately $20.0 million and each have a 50% voting interest in FE Concepts.

Family Relationships

Tandy Mitchell, wife of Mr. Mitchell, is an employee of the Company. Ms. Mitchell received total compensation of $193,972 for 2018. Such amount included base salary of $132,000, cash bonus of $38,379 and all other compensation of $23,593.

Walter Hebert III, brother-in-law of Mr. Mitchell, is the Executive Vice President – Purchasing of the Company. Mr. Hebert received total compensation of $558,709 for 2018. Such amount included base salary of $275,000, cash bonus of $127,930, grant date fair market value of restricted stock of $100,000 and all other compensation of $55,779.

Century Theatres

Our subsidiary, Century Theatres, currently leases 14 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, one of our directors, is an officer of the general partner of Syufy Enterprises. All of the leases except one have fixed minimum annual rent. The remaining lease has rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For 2018, we paid approximately $23.5 million in rent for these leases.

Director Nomination Agreement

Under the Director Nomination Agreement which we entered into on April 9, 2007 with certain of our then current stockholders, the Mitchell Investors (as defined in the Director Nomination Agreement) have a right to designate two nominees to the Board and Messrs. Mitchell (Class III) and Sepulveda (Class II) are its current nominees.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect three Class III directors, to ratify the selection of Deloitte as our independent registered public accounting firm for 2019 and to hold a non-binding, advisory vote on our 2018 executive compensation. Our Governance Committee has recommended the nominees to our Board and our Board has nominated the nominees. Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for 2019 and our Board has ratified the appointment. Our Compensation Committee has approved our executive compensation program and the Board has recommended that the stockholders vote to approve our executive compensation program and the compensation paid to our NEOs for 2018. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they deem appropriate.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, if you vote via the Internet, by telephone, by mail or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

Who can vote at the Annual Meeting?

Only stockholders as of the Record Date can vote at the Annual Meeting.

What is the Record Date and what does it mean?

The Record Date for the Annual Meeting is March 28, 2019. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and
(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, EQ, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held by a broker or by a bank, you are considered to be a beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or bank on how to vote and you are also invited to attend the Annual Meeting. Your broker or bank, as the record holder of your shares, may exercise discretionary authority to vote on “routine” items but may not vote on “non-routine” items without your instructions.

Your broker or bank has enclosed or provided voting instructions for you to use in directing the broker or bank on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or bank that holds your shares, giving you the right to vote the shares at the Annual Meeting.

What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Sean Gamble and Michael Cavalier have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of items, a quorum of stockholders must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•	via the Internet or by telephone — Follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 10:59 p.m. CST, on May 22, 2019;
•	by mail — Complete, sign, date and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting; or
•

in person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•

by instructing your bank or broker — You should receive a voting instruction form from your bank or broker which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction form from your bank or broker, you may contact it directly to provide instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 10:59 p.m. CST, on May 22, 2019; or

•

in person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you do not:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without specific voting instructions.

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker or bank and do not provide voting instructions to the broker or bank holding your shares, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker or bank may vote your shares in its discretion on some “routine matters”. However, with respect to “non-routine matters”, your broker or bank may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the NYSE, the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2019 (Item 2) is considered a “routine” matter, and the election of directors (Item 1) and the non-binding, annual advisory vote on executive compensation (Item 3) are considered “non-routine” matters.

What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker or bank, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote and reports the number of such shares as “broker non-votes.”

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining a quorum. However, see below with regards to the effect of broker non-votes and abstentions on approval of specific agenda items.

What is the voting requirement for each of the items?

Approval of Item 1: Directors are elected by a plurality voting standard. The nominees who receive the highest number of affirmative votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected. However, pursuant to the Corporate Governance Guidelines, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation from the Board and all committees of the Board following certification of the results of the Annual Meeting by the Inspector of Elections. The Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation. Within 90 days following certification of the results of the annual meeting of stockholders, the Board will make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision would then be promptly disclosed in a Form 8-K filed with the SEC. If a director’s resignation is rejected by the Board, the director will continue to serve for the remainder of the term for which he or she was elected and until his or her successor is duly elected, except in the event of his or her earlier death, resignation or removal. The Board believes that this voting policy promotes stability in governance by ensuring that a full slate of carefully chosen and nominated members is elected at each annual meeting of stockholders.

Under the plurality voting standard, votes marked “For” will be counted in favor of the director nominee and broker non-votes and votes withheld shall have no effect on the election of a director. However, a withheld vote could affect whether such director would be required to submit a resignation as discussed above.

Approval of Item 2: The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Since this proposal is considered a “routine” matter, broker non-votes do not arise as brokers and banks may exercise discretionary authority to vote your shares. Abstentions will have no effect on this item.

Approval of Item 3: The advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;
•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2019; and
•	FOR the non-binding, advisory vote to approve our executive compensation.

Can I revoke or change my proxy? If so, how?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;
•	by submitting another valid proxy bearing a later date; or
•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker or bank, or, by attending the Annual Meeting and voting in person if you have obtained a “legal proxy” from your broker or bank giving you the right to vote your shares.

Who counts the votes?

The Company has retained a representative of Broadridge Financial Solutions to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use Broadridge Financial Solutions, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.

How can I obtain copies of the Company’s annual reports and other available information about the Company?

Stockholders may receive a copy of the Company’s 2018 Form 10-K at no charge by sending a written request to Michael Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Website at http://investors.cinemark.com for free access to our corporate governance documents and our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports. The SEC also maintains a Website that contains reports, proxy and information statements and other information regarding registrants. The address of the Website is www.sec.gov.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

For inclusion in the proxy statement: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2020 annual meeting must be in writing and received by the end of business on December 10, 2019 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

Director nomination or proposal for annual meeting: Stockholders who wish to nominate a director or introduce a proposal not included in the proxy statement at the 2020 annual meeting may do so in accordance with our by-laws. These procedures provide that stockholders who wish to bring a proper subject of business before the 2020 annual meeting must do so by a written notice in proper written form to the Company Secretary received not less than 90 and not more than120 days before the anniversary date of the Annual Meeting and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8(e)) must be received no earlier than January 24, 2020, and no later than February 23, 2020 at our principal executive offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Michael Cavalier, Company Secretary.

A copy of our by-laws is available from the Company Secretary upon written request.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker or bank, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

Upon your written request, we will provide to you a complimentary copy of our 2018 Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the 2018 Form 10-K may also be obtained at the website maintained by the SEC at www.sec.gov or by visiting our website at http://investors.cinemark.com and clicking on the “Financials” tab and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.

3900 Dallas Parkway, Suite 500

Plano, Texas 75093

Attention: Michael Cavalier, Secretary

By Order of the Board of Directors,

Michael Cavalier
Executive Vice President – General Counsel and Secretary

April 8, 2019

CINEMARK HOLDINGS, INC. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Class III Directors:
Nominees
01)	Benjamin Chereskin 02) Lee Roy Mitchell 03) Raymond Syufy

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2019.							☐	☐	☐
3.	Non-binding, annual advisory vote on executive compensation.							☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrator, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2019

9:00 a.m. CDT

3800 Dallas Parkway

Plano, Texas 75093

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — — — — — — — — — —

CINEMARK HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2019

9:00 a.m. CDT

Cinemark Holdings, Inc.

3800 Dallas Parkway,

Plano, Texas 75093

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2019

The shares of stock you hold in your account as of the Record Date will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all Items.

By signing the proxy, you revoke all prior proxies and appoint Sean Gamble and Michael Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.